Exhibit 10.5

CREDIT AGREEMENT

Dated as of October 21, 2008

between

GREAT AMERICAN GROUP WF, LLC,

as Borrower,

and

WELLS FARGO RETAIL FINANCE, LLC,

as Lender

(cont’d)

(cont’d)

(cont’d)

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annexes

Annex A	Schedule of Documents

Annex B	Letters of Credit

Exhibits

Exhibit 2.1-1	Form of Notice of Revolving Credit Advance

Exhibit 2.1-2	Form of Notice of Letter of Credit Request

Exhibit 2.1(a)(i)	Form of Liquidation Loan Proposal

Exhibit 2.1(a)(ii)	Form of Lender’s Offer

Exhibit 2.1(e)	Form of Note

Schedules

Schedule A	Borrower’s Authorized Representatives

Schedule 2.1	Lender’s Representative

Schedule 2.1(a)(i)	Due Diligence Requirements for Each Proposed

Schedule 2.6	Cash Management Banks and Accounts & DDA’s

Schedule 4.8	List of Great American’s Respective Affiliates

Schedule 4.17	Deposit and Disbursement Accounts

Schedule 5.2	Reporting Requirements for Each Liquidation Sale

THIS CREDIT AGREEMENT (“Agreement”) is entered into as of October 21, 2008, by and between GREAT AMERICAN GROUP WF, LLC, a California limited liability company (“Borrower”), and WELLS FARGO RETAIL FINANCE, LLC, a limited liability company organized under the laws of the State of Delaware (“Lender”).

RECITALS

A. Borrower has been formed to conduct going out of business, liquidation or store closing sales of the Retail Inventory and Other Assets of Merchants (as such terms are hereinafter defined) that have entered into or may in the future enter into Liquidation Sales Agreements (as hereinafter defined) with Borrower.

B. Under its Liquidation Sales Agreements with each Merchant, Borrower is or will be obligated to make all or its share of certain payments to such Merchants as consideration for the purchase by Borrower or by a joint venture of which Borrower is a joint venturer of the Retail Inventory or Other Assets covered by such Liquidation Sales Agreements and/or the right to conduct the going out of business, liquidation, store closing sales, or other sales contemplated by such Liquidation Sales Agreements.

C. Borrower desires that Lender extend a revolving credit facility to Borrower of up to Seventy Five Million Dollars ($75,000,000) for the purpose of funding a portion of the payments Borrower is required to make under the Liquidation Sales Agreements, and Lender may be willing to make, in its sole discretion and with no commitment (except in respect of Sales Tax Advances and Expense Advances to the limited extent provided herein), certain loans and other extensions of credit to Borrower for such purposes up to such amount upon the terms and conditions set forth herein.

D. Borrower acknowledges that: (i) Lender is entering into this Agreement on an uncommitted and discretionary basis, with no obligation to fund any Inventory Advance, Other Assets Advance, or to cause the issuance of any Letter of Credit; and (ii) the making by Lender of any Inventory Advance or Other Assets Advance, or the issuance of any Letter of Credit, requested hereunder shall not obligate, or represent a commitment or promise by the Lender, to make any future Inventory Advance or Other Assets Advance or cause the issuance of any other Letter of Credit.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	DEFINITIONS AND CERTAIN RULES OF CONSTRUCTION

1.1 Definitions. For all purposes of this Agreement, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

“ACH Transactions” shall mean any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Wells Fargo or its Affiliates for the account of Borrower and its Affiliates.

“Affiliate” means as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Capital Stock. by contract, or otherwise; provided, however, that, for purposes hereof: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person (except for any such Person who is a member of the Great American Group, in which case the foregoing “10%” threshold shall instead be “40%” in all cases); (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person; provided, however, no Person (other than a Subsidiary of Great American) who is a party to any Agency Agreement, Liquidation Sales Agreement, or Liquidator Joint Venture Agreement (or any similar agreement or arrangement) shall be deemed to be an “Affiliate” of Borrower by virtue of being a party to such agreement or arrangement.

“Agency Agreement” shall mean an Agency Agreement, entered into between Borrower (or by any joint venture of which Borrower is a joint venturer, as applicable) and a Merchant in form and substance satisfactory to Lender, pursuant to which Borrower (or any joint venture of which Borrower is a joint venturer, as applicable) is given the right to conduct a Liquidation Sale on behalf of such Merchant.

“Agreement” shall mean this Credit Agreement, including all annexes, exhibits and schedules.

“Aggregate Inventory Consideration” shall mean with respect to each Liquidation Sale, the sum of (A) 100% of the cash consideration payable by Borrower (including, but not limited to, Borrower’s share of the consideration payable by any joint venture in which Borrower is a joint venturer) in respect to Inventory under any Liquidation Sales Agreement (including, without limitation, any Guaranteed Amount or Purchase Price), plus (B) the full undrawn amount of any L/C the Borrower is required to post under the applicable Liquidation Sales Agreement to ensure payment of any portion of the Guaranteed Amount or Purchase Price which has not been in cash.

“Authorized Person” shall mean those Persons listed on Schedule A or any other individual designated in writing by such Person to act on behalf of Borrower.

“Auto-Extension Letter of Credit” has the meaning set forth in Annex B.

“Bank Product Agreements” shall mean those certain cash management service agreements entered into from time to time by Great American or Borrower in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Great American or the Borrower to Wells Fargo or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Great American or Borrower is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Great American or Borrower pursuant to the Bank Product Agreements.

“Bank Products” means any service or facility extended to Great American or Borrower or any of their Affiliates by Wells Fargo or any Affiliate of Wells Fargo including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedge Agreements .

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as in effect from time to time.

“Base LIBO Rate” means the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 1:00 p.m. (Boston, Massachusetts time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBO Rate Loan requested by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” shall mean, the rate of interest announced within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

“Base Rate Margin” shall mean, for any Liquidation Loan bearing interest at the Base Rate, as of any date of determination, the “Base Rate Margin” specified in the Margin Pricing Grid based on the corresponding Success Fee specified in the Margin Pricing Grid applicable to such Liquidation Loan.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Blocked Account” shall have the meaning assigned to it in Section 2.6(a).

“Board of Directors” means the board of directors (or comparable managers) of a Person or any committee thereof duly authorized to act on behalf thereof.

“Books” shall mean all of Borrower’s now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of Borrower’s Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

“Borrower” shall mean Great American Group WF, LLC, a California limited liability company.

“Borrower Equity Amount” shall mean, with respect to each Liquidation Sale, the difference between (i) the Aggregate Inventory Consideration provided for under the Liquidation Sales Agreement in respect to such Liquidation Sale, and (ii) the Inventory Advance to be made by Lender in respect to such Liquidation Sale pursuant hereto.

“Borrower Equity Percentage” shall mean, with respect to each Liquidation Sale, the percentage ratio of (i) the Borrower Equity Amount, to (ii) the Aggregate Inventory Consideration in respect to such Liquidation Sale.

“Budget” shall mean, with respect to each Liquidation Sale, the budget for such Liquidation Sale prepared by Borrower and delivered to Lender with the Liquidation Loan Proposal for such Liquidation Sale, together with any modifications thereto agreed to in writing by Borrower and Lender, all in such form and substance as may be reasonably acceptable to Lender.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Commonwealth of Massachusetts or the State of California, except that, if a determination of a Business Day shall relate to a LIBO Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock” means with respect to any person, any and all shares of capital stock, any membership, partnership or other ownership interest or any other class of stock or equity interests, participations or other equivalents in such Person (however designated, whether voting or non-voting, general or limited) of such Person’s capital, whether now outstanding or issued after the Closing Date.

“Cash Collateralized” has the meaning set forth in Annex B, Section 9.

“Cash Management Account” shall have the meaning given such term in Section 2.6(a).

“Cash Management Bank” shall have the meaning given such term in Section 2.6(a).

“Change of Control” shall mean either that (A) Great American ceases to own, directly or indirectly, 100% of the Capital Stock of the Borrower and/or ceases to manage

Borrower’s business and operations, (B) Permitted Holders cease to own directly or indirectly, 50.1% or more of the Capital Stock of Great American, having the right to vote for a majority of the Board of Directors; (C) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13(d)-3 of the Exchange Act) directly or indirectly, of more than 49% or more, of the Capital Stock of Great American having the right to vote for the election of members of the Board of Directors, (D) either or both of Harvey Yellen and Andrew Gumaer cease to be actively engaged in the management and day-to-day operations and administration of Great American and the Borrower, or (E) either or both of Harvey Yellen and Andrew Gumaer cease to be Continuing Directors or Continuing Managers of Borrower and Great American.

“Charges” shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the Pension Benefit Guaranty Corporation, or any successor thereto, at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of Borrower’s business.

“Closing Date” shall mean the Business Day on which the conditions precedent set forth in Section 3.1 have been satisfied, in Lender’s sole discretion, or waived in writing by Lender.

“Closing Fee” shall mean a non-refundable fee payable by Borrower to Lender in the amount of $25,000 from the proceeds of the first Revolving Credit Advance made by Lender hereunder.

“Closing Letter” shall mean that certain letter agreement between Borrower and Lender, dated as of the Closing Date, pursuant to which, among other things, the Borrower agrees to have executed and delivered certain Loan Documents, including the Credit Suisse Intercreditor Agreement, and to perform certain other obligations within the timeframes and subject to the other requirements set forth therein.

“Code” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Collateral” shall mean the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations, including all of Borrower’s rights under and interest in all Liquidation Sales Agreements, Liquidator Joint Venture Agreements, and amounts received by or payable to Borrower under any of the foregoing agreements.

“Collateral Assignments” shall mean written instruments of assignment by Borrower to Lender, in form and substance satisfactory to Lender, of all of Borrower’s right, title, and interest to any Liquidator Joint Venture Agreements or Liquidation Sales Agreements.

“Collateral Documents” shall mean the Security Agreement, the Collateral Assignments, and all other agreements entered into granting to Lender a Lien upon property of Borrower as security for payment of the Obligations.

“Collections” shall mean, with respect to each Liquidation Sale, all cash, checks, notes, drafts or other similar items of payment relating to or constituting payments received by or payable to Borrower in connection with or relating to such Liquidation Sale, including payments received through credit card sales and amounts payable by the applicable Merchant to Borrower with respect to returns, allowances and customer credits.

“Collection Account” shall mean, in connection with each Liquidation Sale funded by a Liquidation Loan, an account at Wells Fargo in the name of Lender designated by Lender as the “Collection Account” for such Liquidation Sale.

“Continuing Directors” means (a) any member (or comparable manager) of the Board of Directors of Great American or the Borrower who was or became a director (or comparable manager) of Great American or the Borrower on the Closing Date, and (b) any individual who becomes a member (or comparable manager) of the Board of Directors of Great American or the Borrower after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the members of either Great American or Borrower, as applicable.

“Control Agreement” shall mean an agreement, in form and substance satisfactory to Lender, executed and delivered by the Borrower, Lender, and the applicable securities intermediary, depository institution, or bank, which agreement is sufficient to give Lender “control” over the subject Securities Account, DDA or Investment Property as provided in the Code.

“Credit Suisse” shall collectively mean Credit Suisse, Cayman Islands Branch, and CS Loan Funding LLC, and their respective successors and assigns.

“Credit Suisse Intercreditor Agreement” shall mean that certain intercreditor agreement to be entered into between Lender and Credit Suisse, in form and substance to be satisfactory to Lender, and substantially incorporating the requirements of the letter from Lender to Credit Suisse, Great American, and Borrower dated as of the Closing Date.

“Daily Balance” shall mean, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“Default” shall mean an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 2.4(d).

“Disbursement Account” shall have the meaning assigned to it in Section 2.6(e).

“Disbursement Account Bank” shall have the meaning assigned to it in Section 2.6(e).

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC, § 2601 et seq. the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC, § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder, and any successor statute thereto.

“ERISA Affiliate” shall mean (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to

ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

“Equity Pledge Agreement” shall mean that certain Pledge and Security Agreement, between Great American and Lender, as hereafter amended, modified, or amended and restated.

“Event of Default” shall have the meaning assigned to it in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Expense L/C” shall mean a letter of credit which Borrower (or any joint venture to which Borrower is a joint venturer, as applicable) is required to have issued for its (or its joint venture’s, as applicable) account pursuant to a Liquidation Sale Agreement to provide security for the payment of Expenses under such Liquidation Sale Agreement.

“Expenses” shall have, with respect to each Liquidation Sale, the meaning assigned to such term in the Agency Agreement or Purchase Agreement for such Liquidation Sale; provided, that notwithstanding the terms of any Agency Agreement or Purchase Agreement, no amounts paid or payable to Borrower, Great American, or any Affiliate thereof, shall constitute Expenses for purposes of this Agreement other than reasonable out-of-pocket expenses actually incurred by Borrower or Great American in the course of conducting such Liquidation Sale without any mark up.

“Fees” shall mean any and all fees payable to Lender pursuant to this Agreement or any of the other Loan Documents, including the Closing Fee, the Letter of Credit Fees, and the Success Fees, if any.

“Final Accounting” shall mean, with respect to each Liquidation Sale, the final accounting with respect to amounts received by or payable to Borrower and amounts paid by Borrower in connection with such Liquidation Sale and all other related transactions, which accounting shall be prepared by Borrower and approved by Lender.

“Fiscal” means, when followed by “month” or “quarter,” the relevant fiscal period based on Great American’s fiscal year and accounting conventions (e.g., a reference to “April Fiscal 2008” is to the fiscal month of April of Great American’s 2008 fiscal year). When followed by reference to a specific year, the fiscal year which encompasses the majority of months in such fiscal year (e.g., if Great American’s 2008 fiscal year ends in January 2008 reference to that year would be to Great American’s “Fiscal 2008”).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

“General Intangibles” shall mean all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “general intangibles” (as such term is defined from time to time in the Code), and any and all supporting obligations in respect thereof.

“Governmental Authority” shall mean any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Great American” shall mean Great American Group, LLC, California limited liability company.

“Great American Guaranty” shall mean a Limited Guaranty from Great American in favor of Lender dated as of the Closing Date and in form and substance satisfactory to Lender guaranteeing the prompt payment and performance of the Obligations under certain circumstances set forth therein.

“Great American Group” shall mean a collective reference to Great American, Borrower, and each of their respective Subsidiaries now in existence or hereafter formed or acquired, including, but not limited to, the entities listed on Schedule 4.8 hereto.

“Guaranteed Amount” shall have, with respect to each Liquidation Sale carried out pursuant to an Agency Agreement, the meaning assigned to such term in such Agency Agreement. It is expressly understood that prior to the Final Accounting, the Guaranteed Amount shall refer to Borrower’s good faith estimate of the Guaranteed Amount to be paid under the Liquidation Sales Agreement and that such amount shall be adjusted upon completion of the Final Accounting and that if the actual amount required to be delivered to the Merchant by Borrower in respect to the Guaranteed Amount is less than the Guaranteed Amount as listed in the applicable Liquidation Sales Agreement, such lesser amount shall constitute the Guaranteed Amount for all purposes hereunder.

“Guaranty Percentage” shall have the same meaning as in the applicable Liquidation Sales Agreement.

“Hazardous Material” shall mean (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” shall mean any and all transactions, agreements, or documents now existing or hereafter entered into between Borrower or its Affiliates and Wells

Fargo or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or any of its Affiliates’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Honor Date” has the meaning set forth in Annex B.

“Indebtedness” shall mean (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of Borrower, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person.

“Interest Period” means, with respect to each LIBO Rate Loan, a period commencing on the date of the making of such LIBO Rate Loan and ending 1 month thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBO Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1 month after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Revolving Credit Termination Date.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Inventory Advance” shall have the meaning assigned to it in Section 2.1(a).

“Inventory Advance Rate” shall mean, with respect to each Liquidation Sale in respect of Retail Inventory only, the percentage that Lender uses to calculate the amount of the Inventory Advance or Letter of Credit Obligations, as the case may be, with respect to such Liquidation Sale, based on the Guaranty Percentage and Guaranty Amount or Purchase Price Percentage and Purchase Price under the applicable Liquidation Sales Agreement, as determined pursuant to Section 2.1(a). In no case shall the Inventory Advance Rate for any such Liquidation Sale be (i) lower than seventy-seven and one-half percent (77.5%), or (ii) higher than ninety-two and one-half percent (92.5%) of the Guaranty Amount or Purchase Price.

“Inventory Borrowing Base” in respect to any Liquidation Sale shall mean the product of (i) the Inventory Advance Rate applicable to such Liquidation Sale, times, (ii) the Guaranteed Amount or Purchase Price as determined pursuant to the applicable Liquidation Sales Agreement.

“Investment” shall mean, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions for consideration of Indebtedness or stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issuer Documents” means with respect to any Letter of Credit, the Notice of Letter of Credit Request, and any other document, agreement and instrument entered into by or between the Lender and Borrower in favor of Lender and relating to any such Letter of Credit.

“L/C Borrowing” has the meaning set forth in Annex B.

“L/C Undertaking” has the meaning set forth in Annex B.

“L/C Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit issued by Lender plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

“Lender” shall mean Wells Fargo Retail Finance, LLC, a limited liability company organized under the laws of the State of Delaware.

“Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Lender, (b) reasonable fees or charges paid or incurred by Lender in connection with the Lender’s transactions with Borrower, including, reasonable fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable audit fees and expenses (and other due diligence expenses) of Lender related to audit examinations of the Books, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with Borrower or any guarantor of the Obligations, (h) Lender’s reasonable fees and expenses (including reasonable and documented attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Lender’s reasonable fees and expenses (including reasonable and documented attorneys fees) incurred in terminating, enforcing (including reasonable and documented attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender’s Account” shall mean an account of Lender at Wells Fargo designated by Lender to Borrower in writing from time to time.

“Lender’s Offer” shall have the meaning given such term in Section 2.1(a)(ii) hereof.

“Letters of Credit” shall mean commercial or standby letters of credit issued for the account of Borrower by Lender or Underlying Issuer for which Lender has incurred Letter of Credit Obligations.

“Letter of Credit Expiration Date” has the meaning set forth in Annex B.

“Letter of Credit Fee” shall have the meaning assigned to it in Annex B.

“Letter of Credit Obligations” shall mean all outstanding obligations incurred by Lender at the request of Borrower, including, without limitation, the L/C Usage, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guaranty by Lender with respect to any Letter of Credit.

“Letters of Credit Sublimit” shall mean $25,000,000.

“LIBOR Deadline” has the meaning set forth in Section 2.

“LIBO Rate” means, for each Interest Period for each LIBO Rate Loan, the rate per annum determined by Lender (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBO Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBO Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBO Rate Loan” means each portion of Revolving Credit Advance that bears interest at a rate determined by reference to the LIBO Rate.

“LIBO Rate Margin” means, as of any date of determination, the “LIBO Rate Margin” specified in the Margin Pricing Grid based on the corresponding Success Fee specified in the Margin Pricing Grid. The LIBOR Rate Margin shall adjust in accordance with the Margin Pricing Grid as provided herein.

“Lien” shall mean any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes or from a sale of accounts receivable or chattel paper, or the interest of a lessor under a Capital Lease or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

“Liquidator Joint Venture Agreement” shall mean a joint venture agreement entered into after the date hereof among Borrower and any other Person for the purpose of jointly entering into Liquidation Sales Agreements with any Merchants and conducting Liquidation Sales pursuant to such Liquidation Sales Agreements, each of which shall be subject to Lender’s prior written approval and in form and substance satisfactory to Lender.

“Liquidation Loan” shall mean the Inventory Advance, Other Assets Advance, or Letter of Credit Obligations with respect a Liquidation Sale, all other Revolving Credit Advances made with respect to such Liquidation Sale, and all accrued Fees, interest and other Obligations payable by Borrower with respect thereto.

“Liquidation Loan Proposal” shall have the meaning assigned to it in Section 2.1(a)(i).

“Liquidation Sale” shall mean all going out of business, liquidation or store closing sales conducted by Borrower with respect to the Retail Inventory or any related sales of Other Assets of a particular Merchant pursuant to a particular Agency Agreement or Purchase Agreement.

“Liquidation Sales Agreements” shall mean the Agency Agreement or Purchase Agreement entered into between Borrower (or any joint venture to which Borrower is a joint venturer, as applicable) and a Merchant with respect to a Liquidation Sale, and any and all other agreements, instruments, documents and certificates entered into in connection therewith.

“Loan Account” has the meaning set forth in Section 2.9.

“Loan Documents” shall mean this Agreement, the Notes, the Collateral Documents, the Great American Guaranty, the Equity Pledge Agreement, the Perfection Certificate, the Closing Letter, the Credit Suisse Intercreditor Agreement, the Solvency Certificate, and all other agreements, instruments, documents and certificates identified in the Schedule of Documents executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower, or any employee of Borrower, and delivered to Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Margin” shall mean, individually and collectively, the Base Rate Margin and the LIBO Rate Margin.

“Margin Pricing Grid” shall mean,

(i) for Inventory Advances (and Sales Tax and Expense Advances made in connection with any Inventory Advance), the applicable percentage amount set forth in the following grid that corresponds to the applicable Inventory Advance Rate applied to such Inventory Advance:

If Inventory Advance Rate is:	Then the Margin is:
< 77.5%	2.25%
> 77.5%, but ≤ 82.5%	2.75%
> 82.5%, but ≤ 87.5%	3.00%
> 87.5%, but ≤ 92.5%	3.25%

(ii) for all Other Asset Advances (and Sales Tax and Expense Advances made solely in connection with any Other Asset Advance), the Margin shall be no less than 3.25%.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, or financial or other condition of Borrower and/or Great American, (b) Borrower’s ability, or the ability of any joint venture to which Borrower is a joint venturer, to conduct any Liquidation Sale in accordance with the applicable Liquidation Sale Agreements or to pay any of the Liquidation Loans or any of the other Obligations in accordance with the terms of this Agreement or to perform its obligations under any Liquidator Joint Venture Agreement, (c) Borrower’s or Great American’s ability to perform its material obligations under the Loan Documents to which it is a party, (d) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens, (e) Lender’s ability to enforce the Obligations or realize upon the Collateral, or (f) Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Maximum Lawful Rate” shall have the meaning assigned to it in Section 2.4(e).

“Merchant” shall mean a Person that, in the ordinary course of its business, sells Retail Inventory.

“Net Profit Margin” shall mean, with respect to each Liquidation Sale, the sum of (i) the sum of (a) the Proceeds of such Liquidation Sale, plus (b) the cash proceeds of any unsold Retail Inventory or Other Assets retained by Borrower at the conclusion of such Liquidation Sale, minus (ii) the sum of (a) the Guaranteed Amount or Purchase Price with respect to such Liquidation Sale, plus (b) the Recovery Amount, if any, with respect to such Liquidation Sale, plus (c) actual Expenses incurred by Borrower with respect to such Liquidation Sale (including any reimbursement obligations, expenses, fees and commissions payable in connection with an Expense L/C or any L/C provided in respect to unpaid portions of the Guaranteed Amount or Purchase Price), plus (d) (without duplication of any amounts counted in clause “c”) interest or Letter of Credit Fees paid to Lender with respect to the Liquidation Loan for such Liquidation Sale, each as set forth in the Final Accounting, provided, however, that, for purposes of calculating the Net Profit Margin, Expenses that Borrower pays to itself or an Affiliate (such as compensation of supervisory personnel) shall be calculated based on actual amounts paid without a mark-up for profit by such Affiliates.

“Non-Extension Letter of Credit” has the meaning set forth in Annex B.

“Notes” shall have the meaning assigned to it in Section 2.1 (e).

“Notice of Letter of Credit Request” shall have the meaning assigned to it in Section 2.1.

“Notice of Revolving Credit Advance” shall have the meaning assigned to it in Section 2.1(c).

“Obligations” shall mean (a) all Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, Bank Product Obligations, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations, fees (including, without limitation, the Administrative Fee, the Success Fees, and any L/C Fees), charges, costs, and Lender Expenses (including in respect of any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, indemnification obligations arising pursuant to the Loan Documents (including, without limitation, under Section 2.10) and duties of any kind and description owing by Borrower to the Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Other Assets” shall mean any real property or personal property of any Merchant, other than Retail Inventory, owned, leased, or licensed by Merchant in the ordinary course of its business, including, without limitation, a Merchant’s interest in real property leases, Fixtures, and Equipment (as such terms are defined in the Code).

“Other Assets Advance” shall have the meaning assigned to it in Section 2.1(a).

“Other Assets Advance Rate” shall mean, with respect to each Liquidation Sale in respect of Other Assets only, the percentage that Lender uses to calculate the amount of the Other Assets Advance or Letter of Credit Obligations, as the case may be, with respect to such Liquidation Sale, as determined pursuant to Section 2.1(a). In no case shall the Other Assets Advance Rate for any such Liquidation Sale be higher than fifty percent (50.0%).

“Other Assets Borrowing Base” shall mean, in respect to each Liquidation Sale, the product of (i) the Other Assets Advance Rate, times (ii) the consideration which Borrower has agreed to pay for such Other Assets pursuant to the applicable Liquidation Sales Agreement.

“Parent Working Capital Facility” shall mean a committed secured revolving credit facility made available to Great American (and not any Subsidiary thereof), as borrower, by a bank or other financial institution for general working capital purposes of Great American.

“Perfection Certificate” means the perfection certificate submitted by Borrower to Lender with respect to Borrower, together with Borrower’s completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Lender.

“Permitted Encumbrances” shall have the meaning assigned to it in Section 7.8.

“Permitted Holders” shall mean Harvey Yellen and Andrew Gumaer.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental Authority.

“Proceeds” shall have, with respect to any Liquidation Sale, the meaning assigned to such term in the Agency Agreement or Purchase Agreement with respect to such Liquidation Sale and shall include all Proceeds of Inventory, Other Assets and augmented goods and in the case of a joint venture, all amounts paid or due to the Borrower as a joint venturer.

“Purchase Agreement” shall mean a Purchase Agreement or other agreement entered into between Borrower (or a joint venture to which Borrower is a joint venturer) and a Merchant in form and substance acceptable to Lender, pursuant to which Borrower (or such joint venture) is given the right to purchase Retail Inventory or Other Assets from such Merchant and to conduct Liquidation Sales with respect to such Retail Inventory or Other Assets.

“Purchase Price” shall have, with respect to each Liquidation Sale carried out pursuant to a Purchase Agreement, the meaning assigned to such term in such Purchase Agreement. It is expressly understood that prior to the Final Accounting, the Purchase Price shall refer to Borrower’s good faith estimate of the Purchase Price to be paid under the

Liquidation Sales Agreement and that such amount shall be adjusted upon completion of the Final Accounting and that if the actual amount required to be delivered to the Merchant by the Borrower in respect to the Purchase Price is less than the Purchase Price listed in the applicable Liquidation Sales Agreement, such lesser amount shall constitute the Purchase Price for all purposes hereunder.

“Purchase Price Percentage” shall have the same meaning as in the applicable Liquidation Sales Agreement.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Recovery Amount” shall have, with respect to each Liquidation Sale providing for a contingent additional, non-guaranteed payment to the applicable Merchant based upon the total amount of the Proceeds of such Liquidation Sale, the meaning assigned to such term in the Agency Agreement or Purchase Agreement for such Liquidation Sale.

“Release” shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Restricted Payment” means (i) any cash dividend or other cash distribution or payment, direct or indirect, on or on account of any Capital Stock Borrower now or hereafter outstanding; (ii) any dividend or other distribution in respect of, or redemption, purchase or other acquisition, direct or indirect, of any Capital Stock of Borrower now or hereafter outstanding or of any warrants, options or rights to purchase any such Capital Stock (including, without limitation, the repurchase of any such stock or membership interest, warrant, option or right or any refund of the purchase price thereof in connection with the exercise by the holder thereof of any right of rescission or similar remedies with respect thereto); and (iii) any direct salary, non- salary managerial fees, fee (consulting, management or other), fringe benefit, allowance or other expense directly or indirectly paid or payable by Borrower (as compensation or otherwise) to any shareholder, member, manager, or Affiliate of Borrower (other than to an employee or consultant, to the extent of such employee’s or consultant’s compensation; provided that the terms of such compensation are approved by the Borrower’s Board of Directors) and (iv) meeting fees, travel and expense reimbursement and clothing allowance payable to the managers of Borrower or any partner, shareholder or Affiliate thereof.

“Retail Inventory” shall mean goods that are held by a Merchant for sale in the ordinary course of its business and that are suitable for sale at retail.

“Revolving Credit Advance” shall have the meaning assigned to it in Section 2.1.

“Revolving Credit Termination Date” shall mean the earliest of (i) October 21, 2010, and (ii) the date of termination pursuant to Section 9.2 of Lender’s agreement to consider, in its sole discretion and with no obligation, to make additional Revolving Credit Advances and/or incur Letter of Credit Obligations or permit existing Revolving Credit Advances to remain outstanding.

“Revolving Loan” shall mean, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding at such time plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower outstanding at such time.

“Revolving Loan Ceiling” shall mean the amount equal to Seventy Five Million Dollars ($75,000,000).

“Sales Tax Receipts” shall mean the portion of Collections received in the Blocked Accounts on account of sales, excise and gross receipts taxes payable to any taxing authorities having jurisdiction.

“Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Loan Documents and the transactions contemplated thereunder, substantially in the form of Annex A to this Agreement.

“Security Agreement” shall mean the Security Agreement of even date herewith between Borrower and Lender.

“Solvency Certificate” means a certificate signed by an Authorized Person of the Borrower and Great American, dated as of the Closing Date, demonstrating the Solvency of the Borrower, Great American, and the Great American Group.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Capital Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

“Success Fee” shall mean, with respect to each Liquidation Sale, an amount equal to the product of (i) the Net Profit Margin for such Liquidation Sale, multiplied by (ii) the Success Fee Percentage for such Liquidation Sale.

“Success Fee Percentage” shall mean, with respect to each Liquidation Sale, a percentage determined by the Inventory Advance Rate for any Liquidation Loan made by Lender in connection with such Liquidation Sale in accordance with the following grid:

If Inventory Advance Rate is:	Then Success Fee Percentage is:
< 77.5%	5.0%
> 77.5%, but ≤ 82.5%	10.0%
> 82.5%, but ≤ 87.5%	15.0%
> 87.5%, but ≤ 92.5%	20.0%

; provided however, that for all Liquidation Loans made in respect of Other Assets Liquidation Sales, the Success Fee shall be no less than 20%.

“Taxes” shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the jurisdictions under the laws of which Lender is organized or any political subdivision thereof.

“Termination Date” shall mean the date on which the Revolving Loan has been indefeasibly repaid in full and all other Obligations under this Agreement and the other Loan Documents have been completely discharged, and all Letter of Credit Obligations have been cash collateralized, cancelled or backed by stand-by letters of credit in accordance with Annex B, and Borrower shall not have any further right to request to borrow any monies under this Agreement.

“Total Expense Advance” shall have the meaning assigned to such term in Section 2.1(h).

“Underlying Issuer” shall mean a Person (other than Lender or Borrower) which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Lender for the benefit of Borrower.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“Unreimbursed Amount” has the meaning set forth in Annex B.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any ERISA Affiliate of Borrower as a result of such transaction.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

1.2 Certain Matters of Construction.

(a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

(b) All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein. Unless otherwise specified, reference in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule. All of the Annexes, Schedules and Exhibits attached to this Agreement shall be deemed incorporated herein by reference.

(c) Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Borrower, such words are intended to signify that Borrower has actual knowledge or awareness of a particular fact or circumstance or that Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

2.	AMOUNT AND TERMS OF CREDIT

2.1 Advances and Letters of Credit.

(a) Subject to the terms and conditions hereof, Lender may, in its sole discretion and with no obligation to do so, from time to time, at Lender’s option, until the Revolving Credit Termination Date, (i) make available advances (each, a “Revolving Credit Advance”) to or for the benefit of Borrower as provided for in this Section 2.1, and (ii) incur Letter of Credit Obligations in respect of Borrower as provided for in Annex B and this Section 2.1 in an aggregate amount outstanding not to exceed at any one time the Revolving Credit Ceiling less the outstanding balance of all undrawn or unreimbursed Letters of Credit.

(b) For purposes of this Agreement, Liquidation Loans with respect to any Liquidation Sale shall be limited pursuant the following, as of any date of determination:

(i) The aggregate outstanding amount of all Revolving Credit Advances and Letter of Credit Obligations incurred by Lender with respect to such Liquidation Sale shall not exceed the applicable Inventory Borrowing Base, in respect to Liquidation Sales of Inventory, or the Other Assets Borrowing Base in respect to Liquidation Sales of Other Assets.

(c) Until the Revolving Credit Termination Date, Borrower may from time to time request to borrow, repay and request to reborrow under this Section 2.1.

(d) All amounts borrowed pursuant to this Section, together with all other Obligations, shall be due and payable (or in the case of any Letters of Credit, shall terminate) on the earlier of the maturity date therefor pursuant to Section 2.3 or the Revolving Credit Termination Date; provided, however, that Lender or any of its Affiliates may determine, in their sole and absolute discretion and with no obligation so to do, to extend the termination or maturity date for any Bank Product Obligations beyond the Revolving Credit Termination Date subject to the Borrower’s (or its Affiliate’s, as the case may be) satisfaction of any conditions therefor required by Lender or its Affiliate.

(e) Borrower’s requests for Revolving Credit Advances or Letters of Credit shall be made by irrevocable written notice by an Authorized Person of Borrower to the representative of Lender identified on Schedule 2.1 at the address specified thereon. Those notices, except as otherwise required for proposed Inventory Advances or Other Assets Advances under Section 2.1(f), must be actually received by Lender no later than (1) 1:00 p.m. (Boston, Massachusetts time) three (3) Business Days prior to the proposed Revolving Credit Advance in the case of Inventory or Other Asset Advances or on the Business Day on which the proposed Revolving Credit Advance is requested in the case of Sales Tax or Expense Advances, or (2) with respect to Letter of Credit Obligations, 1:00 p.m. (Boston, Massachusetts time) on the date which is at least two (2) Business Days prior to the proposed issuance date and as more particularly described in Annex B. Each such notice (a “Notice of Revolving Credit Advance” or “Notice of Letter of Credit Request,” as the case may be) must be given in writing (by telecopy or overnight courier). Any Notice of Revolving Credit Advance or Notice of Letter of Credit Request must be substantially in the form of Exhibit 2.1-1 or Exhibit 2.1-2, as applicable, and shall include the information required in such Exhibit and such other information as may be required by Lender. Any Notice of Letter of Credit Request must include the information described in Annex B and such other information as may be required by Lender. In addition, a Notice of Letter of Credit Request shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the Lender) to be guaranteed. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Lender may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and between Borrower and Lender.

(f) Inventory Advances, Other Assets Advances, and Letters of Credit.

(i) Subject to Section 6.15, if Borrower proposes to enter into Liquidation Sales Agreements with respect to any proposed Liquidation Sale, Borrower may propose (or shall propose if required to do so under Section 6.15) that Lender agree to make a Revolving Credit Advance to Borrower or incur Letter of Credit Obligations for Borrower’s account with respect to the Retail Inventory (Revolving Credit Advances made with respect to Retail Inventory (in whole or in part) are referred to as an “Inventory Advances”) or Other Assets (Revolving Credit Advances made solely with respect to Other Assets are referred to herein as “Other Assets Advances”) that are proposed to be sold through such Liquidation Sale. Each such proposal (a “Liquidation Loan Proposal”) shall (A) be signed by an Authorized Person, (B) be substantially in the form of Exhibit 2.1(a)(i) attached hereto and accompanied by all of the documents and information described on Schedule 2.1(a)(i), together with copies of any court orders for any Merchant party to an Insolvency Proceeding, (C) involve a proposed Inventory Advance, Other Asset Advance, or Letter of Credit in a minimum amount reasonably determined by Borrower and agreed to by Lender in its sole discretion, and (D) be sent so that it is actually received by Lender no later than 1:00 p.m. (Boston, Massachusetts time) on the fifth (5th) Business Day prior to the date of the proposed Inventory Advance, Other Assets Advance, or incurrence of the Letter of Credit Obligations.

(ii) Within three (3) Business Days after Lender’s receipt of a Liquidation Loan Proposal, Lender will notify Borrower in writing (such notice, a “Lender’s Offer”), which notice may be substantially in the form of Exhibit 2.1(a)(ii) or such other form as Lender may elect, whether Lender:

(A) would be willing to make Revolving Credit Advance or incur Letter of Credit Obligations on the terms proposed by Borrower in which case Borrower shall be obligated to timely submit a Notice of Revolving Credit Advance or a Notice of Letter of Credit Request pursuant to Section 2.1(e).

(B) is not willing to make any Revolving Credit Advance or incur any Letter of Credit Obligations with respect to such Liquidation Sale, or

(C) would be willing to make a Revolving Credit Advance or incur Letter of Credit Obligations with respect to the proposed Liquidation Sale, but only at a specified Inventory or Other Assets Advance Rate that is different from that proposed by Borrower and/or with such other modifications specified in such notice.

Lender shall have sole discretion to decide whether or not to agree to any Liquidation Loan Proposal or to propose an alternative Inventory or Other Assets Advance Rate for the proposed Liquidation Sale. Lender shall not have any obligation to make a Revolving Credit Advance or incur Letter of Credit Obligations unless Lender actually receives, within two (2) Business Days after Borrower’s receipt of a notice from Lender described in clauses (A) or (C) of the immediately preceding sentence, written notice from Borrower of Borrower’s intention to request disbursement of such Revolving Credit Advance or incurrence of such Letter of Credit Obligations on the terms set forth in such notice from Lender; provided, however, that if the Lender has agreed to make a Revolving Credit Advance or incur Letter of Credit Obligations on the terms proposed by Borrower in the applicable Liquidation Loan Proposal, Borrower shall apply for such Revolving Credit Advance or Letter of Credit on such terms (unless subsequently otherwise agreed by Lender in writing). In the event that, as a result of competitive bidding or otherwise, Borrower elects to increase the Guaranteed Amount or Purchase Price it is willing to pay under a Liquidation Sales Agreement for which it has provided to Lender a Liquidation Loan Proposal under Section 2.1(f)(i) prior to or after Lender’s sending a notice under Section 2.1(f)(ii), Borrower shall promptly provide Lender with written notice of such increase, together with a modified Liquidation Loan Proposal, and Lender shall have the option, in its absolute discretion, to determine whether to fund any portion of such increase to reduce the Inventory Advance Rate or Other Assets Advance Rate in respect to such higher Guaranteed Amount or Purchase Price or to make a Liquidation Loan only in accordance with the original terms proposed by Lender prior to such increase.

(iii) The amount of the Revolving Credit Advance and/or the Letter of Credit Obligations with respect to each Liquidation Sale shall: (x) be calculated based upon the applicable Inventory Advance Rate or Other Assets Advance Rate and the actual Guaranteed Amount or Purchase Price as determined pursuant to the applicable Agency Agreement or Purchase Agreement (or, if the actual amount required to be delivered to the Merchant by Borrower with respect to the Guaranteed Amount or Purchase Price is less than such Guaranteed Amount or Purchase Price, such lesser amount) and (y) in the aggregate, not exceed at any time the applicable Inventory Borrowing Base or Other Assets Borrowing Base, as the case may be. Subject to the terms and conditions of this Agreement, the Revolving Credit Advance and the applicable Letter of Credit Obligations may be incurred simultaneously with such advance, shall be disbursed as a single advance; provided, however, that in the event the Liquidation Sales Agreements require an initial payment by Borrower to the Merchant before the completion of a final inventory count, the Revolving Credit Advance may be disbursed in two or separate advances with the first portion of the Revolving Credit Advance being calculated based upon the applicable Inventory Advance Rate or Other Assets Advance Rate and the amount of such required initial payment and the second portion, if any, of the Revolving Credit Advance being determined and made based on the actual Guaranteed Amount or Purchase Price as determined by the final inventory count and, if necessary, the amount of such subsequent Revolving Credit Advance being increased in correspondence with reductions to the related Letter of Credit Obligations.

(g) Sales Tax Advances. To the extent that Lender has received Collections with respect to a Liquidation Sale, which Collections include Sales Tax Receipts, Lender shall make, subject to the terms and conditions hereof (including, without limitation, Section 3.3) Revolving Credit Advances equal to the amount of such Sales Tax Receipts, as and when Borrower is required to pay such amounts to the applicable Merchant or taxing authority, to enable Borrower to forward such amounts to such Merchant or taxing authority in accordance with the terms of the applicable Agency Agreement or Purchase Agreement. Borrower’s Notice of Revolving Credit Advance shall include documentation satisfactory to Lender evidencing the amount of such Sales Tax Receipts.

(h) Expense Advances. With respect to each Liquidation Sale, Lender shall, subject to the terms and conditions hereof (including, without limitation, Section 3.3) make Revolving Credit Advances to enable Borrower to pay Expenses to the Merchant or any third party entitled to receive such payment in accordance with the terms of the applicable Agency Agreement or Purchase Agreement, as and when Borrower is required to pay such amounts. With respect to each Liquidation Sale, Lender shall make such Revolving Credit Advances in an aggregate amount not to exceed the lesser of (i) the actual Expenses of such Liquidation Sale, and (ii) an amount equal to one hundred and three percent (103%) of the amount for aggregate Expenses shown on the Budget for such Liquidation Sale (the “Total Expense Advance”); for an average two (2) week period provided, that the Total Expense Advance may exceed one hundred and three percent (103%) of the amount for aggregate Expenses shown on the Budget for such Liquidation Sale for an average two (2) week period to the extent that Borrower either provides Lender with evidence reasonably satisfactory to Lender that such excess was not caused by a deviation from the plan for such Liquidation Sale as set forth in the documents and information furnished to Lender with the Liquidation Loan Proposal for such Liquidation Sale, or to the extent that such excess is caused by a deviation for which Lender has given its prior written consent. Borrower’s Notice of Revolving Credit Advance shall include documentation satisfactory to Lender evidencing the amount of Expenses. If specified in the Liquidation Loan Proposal for such Liquidation Sale, Lender will incur Letter of Credit Obligations with respect to a portion of the anticipated Expenses of such Liquidation Sale; provided, that in such case Lender will not be obligated to make Revolving Credit Advances with respect to Expenses of such Liquidation Sale unless Lender is satisfied that the aggregate amount of such Revolving Credit Advances and the amount of such Letter of Credit Obligations that Lender reasonably anticipates may ultimately be drawn upon does not exceed the Total Expense Advance.

(i) [INTENTIONALLY OMITTED]

(j) Notes. Borrower shall execute and deliver to Lender one or more notes in the aggregate principal amount of the Revolving Credit Ceiling substantially in the form of Exhibit 2.1(e) (collectively, the “Notes”). Each Note shall represent the obligation of Borrower to pay the amount of the applicable Revolving Credit Advance or Letter of Credit Obligation, as well as all other Revolving Credit Advances, together with interest thereon as prescribed in Section 2.4. Notwithstanding any provision of any of the Notes, the entire unpaid balance of the Revolving Loan and all of the Notes, and all other non-contingent Obligations, shall be immediately due and payable in full in immediately available funds on the Revolving Credit Termination Date.

(k) Reliance on Notices. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Letter of Credit Request, Liquidation Loan Proposal or similar notice believed by Lender to be signed by any Authorized Person of Borrower. Lender may assume that each Person executing and delivering such a notice was duly authorized.

2.2 Use of Proceeds. Borrower shall use the proceeds of each Liquidation Loan solely for the purpose of making payments with respect to the Guaranteed Amount or Purchase Price, Expenses, Sales Tax Receipts, or the Recovery Amount, if any, with respect to the associated Liquidation Sale, as and when Borrower is required to pay such amounts in accordance with the terms of the applicable Agency Agreement or Purchase Agreement.

2.3 Maturity of Liquidation Loans. Each Liquidation Loan shall be due and payable in full, as the case may be for such Liquidation Loan, on the earlier of (i) 180 days after the date of the Revolving Credit Advance with respect to such Liquidation Loan, or (ii) twenty one (21) days after the last day of the Sale Term as stated in the applicable Liquidation Sale Agreement.

2.4 Interest and Letter of Credit Fees.

(a) Borrower may only request Revolving Credit Loans with an interest rate determined by reference to the LIBO Rate plus the LIBO Rate Margin.

(b) Accrued and unpaid interest on Liquidation Loans shall be payable on the earliest of (i) the first day of each calendar month after the Closing Date; (ii) the occurrence of an Event of Default in consequence of which the Lender elects to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. At any time that an Event of Default has occurred and is continuing, Lender shall have the option to convert the interest rate on all outstanding LIBO Rate Loans to the rate then applicable to Base Rate Loans hereunder. In the event that Lender exercises such right of conversion, Borrower shall indemnify, defend, and hold Lender and its Participants harmless against any and all Funding Losses resulting from such conversion in accordance with Section 2.4(i).

(c) Borrower shall pay interest to Lender on the Daily Balance of the aggregate outstanding principal amount of all Liquidation Loans at a per annum rate equal to the sum of (i) the Base Rate or LIBO Rate, as applicable to such Liquidation Loan, plus (ii) the applicable Margin. All other Obligations shall bear interest at a per annum rate equal to the Base Rate plus the Margin then applicable to Other Asset Advances.

(d) As to each outstanding Letter of Credit, Borrower shall pay Lender a Letter of Credit Fee (in addition to the charges, commissions, fees, and costs set forth in Annex B attached hereto) which shall accrue at a rate equal to the aggregate Letter of Credit Fees applicable to such Letters of Credit times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(e) Letter of Credit Fees and all other Fees (except the Closing Fee which shall be payable from the proceeds of the first Revolving Credit Advance to be made hereunder) payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations are outstanding. Borrower hereby authorizes Lender, from time to time, without prior notice to Borrower, to charge interest and fees, all Lender Expenses (as and when incurred), Fees, and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to Wells Fargo or its Affiliates in respect of Bank Products up to the amount of the then extant Bank Products Reserve) to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the Base Rate plus the applicable Margin applicable for Revolving Credit Advances with an Inventory Advance Rate of 92.5% hereunder. Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Revolving Credit Advances hereunder and shall accrue interest at the Base Rate plus the applicable Margin applicable for Inventory Advances with an Inventory Advance Rate of 92.5% hereunder. The Lender shall provide Borrower with copies of invoices it receives in respect to Lender Expenses upon request.

(f) If any payment on any Liquidation Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(g) All computations of interest shall be made by Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Lender of an interest rate hereunder shall be conclusive, absent manifest error. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(h) So long as any Event of Default shall have occurred and be continuing, and at the election of Lender after written notice from Lender to Borrower, the interest rates and the Letter of Credit Fees applicable to each of the Liquidation Loans shall be increased by two percent (2%) per annum above the rates of interest or the Letter of Credit Fees otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(i) Notwithstanding anything to the contrary set forth in this Section 2.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.4(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 2.4(h), a court of competent jurisdiction shall finally determine that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.8 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

(j) In connection with each LIBO Rate Loan, Borrower shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense incurred by Lender as a result of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date specified in any Notice of Revolving Credit Advance delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Lender, be deemed to equal the amount determined by Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBO Rate Loan had such event not occurred, at the LIBO Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Lender delivered to Borrower setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(k) Borrower may prepay LIBO Rate Loans at any time; provided, however, that in the event that LIBO Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Lender of Proceeds in accordance with Section 2.8 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Lender and its Participants harmless against any and all Funding Losses in accordance with Section 2.4(i).

(l) The following provisions shall apply to each LIBOR Loan:

(i) The LIBO Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to the Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBO Rate. In any such event, the Lender shall give Borrower notice of such a determination and adjustment and, upon its receipt of such notice from the Lender, Borrower may, by notice to the Lender (y) require the Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBO Rate and the method for determining the amount of such adjustment, or (z) repay the LIBO Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.4(i) above).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of the Lender, make it unlawful or impractical for the Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBO Rate, the Lender shall give notice of such changed circumstances to Borrower and in the case of any LIBO Rate Loans that are outstanding, the date specified in the Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBO Rate Loans, and interest upon the LIBO Rate Loans shall accrue interest at the rate that would be applicable to a Base Rate Loan plus the applicable Margin.

(iii) Anything to the contrary contained herein notwithstanding, neither the Lender nor any Participant is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBO Rate. The provisions of this clause shall apply as if the Lender or any Participant had match funded any Obligation as to which interest is accruing at the LIBO Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBO Rate Loans.

2.5 Fees. Borrower shall pay to Lender all Lender Expenses, including, but not limited to, the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

(a) Closing Fee. The Borrower shall pay the Lender, from the proceeds of the first Revolving Credit Advance made hereunder, for its sole account, the Closing Fee. The

Closing Fee has been fully earned as of the Closing Date by the Lender’s execution of this Agreement. The Closing Fee shall in no way limit Borrower’s obligations to pay any other fee, or reimburse the Lender for any cost or expense, under the Loan Documents.

(b) Success Fee. Upon completion of the Final Accounting with respect to any Liquidation Sale, Borrower shall pay to Lender the Success Fee, if any, with respect to such Liquidation Sale. To the extent that Lender has received and is still holding payments with respect to such Liquidation Sale after all other Obligations with respect to such Liquidation Sale have been paid in full, Lender may apply the amount of payments against any Success Fee with respect to such Liquidation Sale.

(c) Audit, Appraisal, and Valuation Charges. For the separate account of Lender, Borrower shall pay all audit, appraisal, and valuation fees plus out-of-pocket expenses, for each audit, appraisal, and valuation of the Collateral performed by or at the request of Lender, or the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform financial audits of Borrower, to appraise the Collateral, or any portion thereof, or to assess Borrower’s business valuation.

2.6 Cash Management Systems.

(a) Borrower shall (i) establish and maintain cash management services of a type and on terms satisfactory to Lender at one or more of the banks set forth on Schedule 2.6 (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all amounts owed to Borrower by any Person is directly deposited to one of the cash management accounts at such Cash Management Banks, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections into one of the DDAs set forth on Schedule 2.6 (a “Cash Management Account”) at one of the Cash Management Banks or the Collection Account. If, notwithstanding the provisions of this Section 2.6, Borrower receives or otherwise has dominion over or control of any Collections, Borrower shall hold such Collections in trust for Lender and shall not commingle such Collections with any Person’s other funds or deposit such Collections in any account of any other Person except as instructed by Lender.

(b) Borrower shall establish and maintain Cash Management Agreements with Lender and each Cash Management Bank set forth on Schedule 2.7 and Wells Fargo in respect to the Collection Account and Disbursement Account and, upon the request of Lender at any time, at any other DDA . Each such Cash Management Agreement shall be a Control Agreement and provide, among other things, that (i) upon notice from Lender, the Cash Management Bank will comply with instructions of Lender directing the disposition of funds in the Cash Management Account without further consent by Borrower, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) except as otherwise permitted under Section 2.6(e), the Cash Management Bank immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Collection Account and (iv) Borrower shall have no (A) access to such Cash Management Account(s) or the contents thereof and (B) right to direct the distribution of any funds from such Cash Management Account(s).

(c) Borrower has or shall establish and maintain a Cash Management Agreement with Wells Fargo and each Cash Management Bank that maintains a Collection Account (which agreement shall govern such Collection Account). Such Cash Management Agreement(s) shall each be a Control Agreement and provide, among other things, that (i) upon notice from Lender, such Cash Management Bank will comply with instructions of Lender directing the disposition of funds in such Collection Account without further consent by Borrower, (ii) such Cash Management Bank has no rights of setoff or recoupment or any other claim against such Collection Account, other than for payment of its service fees and other charges directly related to the administration of such Collection Account and for returned checks or other items of payment, (iii) the Cash Management Bank immediately will forward by daily sweep all amounts in such Collection Account to the Lender’s Account and (iv) Borrower shall have no (A) access to such Collection Account or the contents thereof and (B) right to direct the distribution of any funds from such Collection Account.

(d) Promptly at the request of the Lender, Borrower shall deliver to the Lender notification, executed by Borrower, to each depository institution at which such Borrower maintains any DDA (other than DDA’s established for petty cash), in form and substance satisfactory to the Lender in its sole discretion, of the Lender’s Liens in such DDA and, shall instruct such depository institution, upon direction of the Lender, to remit all amounts deposited from time to time in the DDA to the Lender’s Account or as otherwise directed from time to time by the Lender. Except as otherwise may be provided with respect to Blocked Accounts pursuant to Section 2.6(e), Borrower shall not establish any DDA hereafter unless, contemporaneous with such establishment, Borrower notifies Lender and, if requested by Lender, delivers to such depository institution the notification described herein and together with a Cash Management Agreement. Borrower shall not change such direction or designation without the prior written consent of Lender. If no Event of Default has occurred and is continuing, the Lender shall not direct any such depository institution referred to in this Section 2.6(d) to remit amounts to the Lender without taking into consideration other expenditures to be made from such accounts provided that the provisions of this sentence shall not apply to Cash Management Accounts, Blocked Accounts, or the Collection Account(s). Notwithstanding the foregoing, Borrower shall not be required to provide a cash management agreement or other control agreement with respect to any DDA in which a balance of $2,500 or less is maintained at all times (provided that the aggregate amount of such balances in all accounts does not exceed $20,000 and the full balance in such account is swept into the Collection Account at least twice per week).

(e) Notwithstanding anything herein to the contrary, for each Liquidation Sale, prior to Lender’s making the Revolving Credit Advance or incurring the Letter of Credit Obligations with respect to such Liquidation Sale, unless such requirement is waived in writing by Lender, Borrower shall establish a blocked account in Borrower’s name (the “Blocked Account”) at a bank acceptable to Lender, for the deposit of all Collections and other amounts that Borrower is entitled to receive and use with respect to such Liquidation Sale, and Borrower shall deposit or cause to be deposited to the Blocked Account such amounts at least two times per week, or more frequently as Borrower may determine is appropriate. In the event that

Borrower has not established a Blocked Account prior to the date on which Lender is otherwise willing to make an Revolving Credit Advance or incur the Letter of Credit Obligations with respect to any Liquidation Sale, Borrower shall cause, in a manner satisfactory to Lender in its sole discretion, all Collections and other amounts which Borrower is entitled to receive and use with respect to such Liquidation Sale at the Collection Account at least two times per week, or more frequently as Borrower may determine is appropriate.

(f) Prior to Lender’s making the Revolving Credit Advance or incurring the Letter of Credit Obligations with respect to each Liquidation Sale, the bank at which the Blocked Account for such Liquidation Sale has been established shall have entered into a Control Agreement with Lender and Borrower, in form and substance acceptable to Lender, which shall immediately become operative at the bank at which the Blocked Account is maintained. Such Control Agreement shall provide, among other things, that such bank executing such agreement has no rights of setoff or recoupment or any other claim against such Blocked Account, other than for payment of its service fees and other charges directly related to the administration of such account, and the bank at which the Blocked Account is located agrees to forward immediately all amounts in the Blocked Account to the Collection Account and to commence the process of daily sweeps from the Blocked Account into the Collection Account. Although, as a result of the collection of payments in the Collection Account, a credit balance may exist in favor of Borrower, under no circumstance shall such credit balance accrue interest in favor of Borrower.

(g) For each Liquidation Sale, Borrower shall establish, in its name, a separate account (each a “Disbursement Account”) at a bank acceptable to Lender (the “Disbursement Account Bank”) into which Lender shall deposit proceeds of the Revolving Credit Advances with respect to such Liquidation Sale, except for those proceeds as to which Lender and Borrower have agreed upon an alternative method of funding, for use by Borrower solely in accordance with the provisions of Section 2.2. Prior to Lender’s making such Revolving Credit Advance, the bank at which the Disbursement Account for such Liquidation Sale has been established shall have entered into a Control Agreement with Lender and Borrower, in form and substance acceptable to Lender, which shall immediately become operative at the bank at which the Blocked Account is maintained. Such Control Agreement shall provide, among other things, that such bank executing such agreement has no rights of setoff or recoupment or any other claim against such Blocked Account, other than for payment of its service fees and other charges directly related to the administration of such account.

(h) The Cash Management Accounts, Collection Accounts, Blocked Account and the Disbursement Account for each Liquidation Sale shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Liquidation Loans and all other Obligations, and in which Borrower shall be deemed to have granted a Lien to Lender pursuant to the Collateral Documents. Unless Lender otherwise agrees, Borrower shall maintain the Blocked Account and the Disbursement Account with respect to each Liquidation Sale so long as there is any reasonable expectation that any additional Collections will be received or Revolving Credit Advances made with respect to such Liquidation Sale.

2.7 Payments.

(a) Receipt of Payments. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender’s Account and shall be made in immediately available funds, no later than 1:00 p.m. (Boston, Massachusetts time) on the date specified herein. Any payment received by Lender later than 1:00 p.m. (Boston, Massachusetts time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Crediting Payments; Float Charge. The receipt of any payment item by Lender (whether from transfers to Lender by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender’s Account on a Business Day on or before 1:00 p.m. (Boston, Massachusetts time). If any payment item is received into the Lender’s Account on a non-Business Day or after 1:00 p.m. (Boston, Massachusetts time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day. From and after the Closing Date, Lender shall be entitled to charge Borrower, for the account of the Lender one (1) Business Day of ‘clearance’ or ‘float’ at the rate applicable to the Base Rate plus the applicable Margin applicable for Inventory Advances with an Inventory Advance Rate of 92.5% hereunder on all Collections that are received by Borrower (regardless of whether forwarded by the Cash Management Banks to Lender). This across-the- board 1 Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrower; the effect of such clearance or float charge being the equivalent of charging 1 Business Day of interest on such Collections.

2.8 Application and Allocation of Payments.

(a) Prior to the date on which the Final Accounting for any Liquidation Sale is approved by Lender, any and all payments at any time or times received from or on behalf of Borrower (or from or on behalf of any joint venture of which the Borrower is a joint venturer) with respect to such Liquidation Sale shall be applied, subject to the Final Accounting, in the following order: (i) principal payments with respect to Revolving Credit Advances (including Total Expense Advances) made with respect to Expenses of the applicable Liquidation Sale; (ii) then due and payable payments of interest with respect to the applicable Liquidation Loan; (iii) then due and payable Letter of Credit Fees with respect to the applicable Liquidation Loan; (iv) then due and payable Obligations with respect to the applicable Liquidation Loan, other than interest, Letter of Credit Fees, and principal payments; (v) principal payments on the applicable Liquidation Loan (other than with respect to Expenses); (vi) to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B until all of such Letter of Credit Obligations with respect to the applicable Liquidation Sale have been fully cash collateralized; (vii) to fund a reserve for all Expenses shown on the Budget that have not been paid or yet incurred with respect to the applicable Liquidation Sale, to the extent such Expenses have not been otherwise reserved for under a Letter of Credit; (viii) to fund a reserve for the Recovery

Amount with respect to the applicable Liquidation Sale; (ix) to Expenses paid by Borrower with respect to the applicable Liquidation Sale that were not funded with Revolving Credit Advances; (x) to deposits to the Disbursement Account, for the benefit of Borrower, for payment of up to the Borrower Equity Amount; (xi) to any unpaid amounts due to Lender in respect to other Liquidation Loans in respect to other Liquidation Sales that have been completed; and (xii) ninety percent (90%) of the remaining amount, if any, to preliminary payments based on the Net Profit Margin with respect to the applicable Liquidation Sale, pro rata based upon the Success Fee percentage for such Liquidation Sale to Lender for the Success Fee and to deposits to the Disbursement Account for the benefit of Borrower; and (xiii) the remaining ten percent (10%) to be held by Lender pending completion of the Final Accounting. Upon the Final Accounting, any remaining amounts received by Lender with respect to such Liquidation Sale after application in accordance with the order set forth above, shall be applied in the following order: (I) to payment of the Success Fee, if any, with respect to such Liquidation Sale; and then (II) to deposits to the Disbursement Account, for the benefit of Borrower.

(b) If upon the Final Accounting it is determined that any payments previously applied in accordance with Section 2.8(a) need to be adjusted to reflect the actual amounts of all of the items set forth in Section 2.8(a), and that the amount received by either party is greater than the amount than such party is ultimately determined to be entitled to receive, then such party shall pay the amount of such excess to the other party.

(c) Lender is authorized to, and at its sole election may, charge to the applicable Liquidation Loan balance on behalf of Borrower and cause to be paid all Fees, interest and other amounts owing by Borrower under this Agreement or any of the other Loan Documents with respect to such Liquidation Loan, if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the Revolving Loan to exceed the Revolving Credit Ceiling. At Lender’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

(d) To the extent that Lender applies any cash payment to a reserve or cash collateral account maintained by Lender pursuant to Section 2.8(a), Lender shall credit interest to any such account in an amount equal to the actual interest that Lender earns on overnight deposits.

2.9 Loan Account and Accounting. Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Liquidation Loans made by the Lender, to Borrower or for Borrower’s account, the Letters of Credit issued for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Expenses. All amounts received in the Lender’s Account from any Cash Management Bank shall be applied in accordance with Section 2.8 and the Loan Account shall be credited accordingly. Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.

2.10 Disbursement Account. Lender is authorized to make the Liquidation Loans and is authorized to issue the Letters of Credit (or to cause Underlying Issuer to issue the Letters of Credit), under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person. Borrower agrees to establish and maintain the Disbursement Account with the Disbursement Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by the Lender hereunder. So long as no Default or Event of Default has occurred and is continuing, Borrower may add or replace the Designated Account Bank or the Designated Account on 30 days prior written notice to Lender; provided, however, that (i) such prospective Disbursement Account Bank shall be satisfactory to Lender and Lender shall have consented in writing in advance to the opening of such Disbursement Account with the prospective Designated Account Bank, and (ii) prior to the time of the opening of such Disbursement Account, Borrower, Lender and such prospective Disbursement Account Bank shall have executed and delivered to Lender a Control Agreement with respect to the Disbursement Account. Unless otherwise agreed by Lender and Borrower, any Revolving Credit Advance requested by Borrower and made by the Lender, in its sole discretion, shall be made to the Disbursement Account.

Unless otherwise agreed by Lender and Borrower, any Revolving Credit Advance requested by Borrower and made by Lender hereunder shall be made to the Disbursement Account.

2.11 Indemnity.

(a) Borrower and Great American, jointly and severally, shall pay, indemnify, defend, and hold the Lender, each Participant, and each of Lender’s or Participant’s respective officers, directors, employees, agents, attorneys, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable and documented attorneys fees and disbursements and other reasonable and documented costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower and Great American shall have no obligation to any Indemnified Person under this Section 2.11(a) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which

Borrower or Great American was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. Borrower and Great American shall be subrogated to an Indemnified Person’s rights of recovery to the extent of any liabilities satisfied by the Borrower or Great American and such Indemnified Person shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the execution thereof; provided, however, that, and, notwithstanding the foregoing to the contrary, such subrogation rights of Borrower or Great American may not be exercised until payment in full of all Obligations due hereunder and the termination of this Agreement and shall be subordinate to the Obligations due Lender in all respects. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT (NOT CONSTITUTING GROSS NEGLIGENCE) OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

(b) Great American shall pay, indemnify, defend, and hold harmless (to the fullest extent permitted by law) from and against any and all Indemnified Liabilities which may be instituted or asserted against or incurred by any such Indemnified Person as a result of the engagement of Great American or any of its employees in, or any of such Person’s causing Borrower to engage in, any fraud, acts in bad faith or intentional breach of the terms of this Agreement or the Liquidation Sales Agreement in connection with any Liquidation Sale. The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 2.11(a) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT (NOT CONSTITUTING GROSS NEGLIGENCE) OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

2.12 Access. Borrower shall, during normal business hours, from time to time upon one (1) Business Day’s prior notice as frequently as Lender reasonably determines to be appropriate: (a) provide Lender and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of Borrower and to the Collateral, (b) permit Lender, and any of its officers, employees and agents, to inspect, audit and make extracts from Borrower’s Books and Records, (c) permit Lender, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Retail Inventory and Other Assets with respect to any Liquidation Sale, and (d) cause each Merchant to provide to Lender and its officers, employees and agents the same access to the properties and facilities and Books of such Merchant that are used in connection with the Liquidation Sale as is provided to Borrower by such Merchant under the applicable Agency Agreement or Purchase Agreement. If a Default or Event of Default shall have occurred and be continuing, Borrower shall provide such access at all times and without advance notice. Borrower shall make available to Lender and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which Lender may request. Borrower shall deliver any document or instrument necessary for Lender, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by Borrower.

2.13 Taxes.

(a) Any and all payments by Borrower hereunder or under any Note shall be made, in accordance with this Section 2.13, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) Borrower shall indemnify and, within ten (10) days of Borrower’s receipt of Lender’s demand therefor, pay Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

2.14 Capital Requirements. If, after the date hereof, the Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by the Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), will have the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of its commitments hereunder to a level below that which the Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration the Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by the Lender to be material, then the Lender may notify Borrower thereof. Following receipt of such notice, Borrower agrees to pay the Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by the Lender of a statement in the amount and setting forth in reasonable detail the Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, the Lender may use any reasonable averaging and attribution methods.

2.15 Communication with Accountants and Other Professionals. Borrower authorizes Lender to communicate directly with any professionals retained by Borrower in connection with any Liquidation Sale, and authorizes and shall instruct each of those professionals to disclose and make available to Lender any and all financial statements and other supporting financial documents, schedules and information relating to such Liquidation Sale, except to the extent that such materials are protected by a legally recognized privilege held by Borrower and disclosure thereof to Lender cannot be accomplished without causing a waiver by Borrower of such privilege.

3.	CONDITIONS PRECEDENT

3.1 Conditions to the Occurrence of the Closing Date. The Closing Date shall not occur, and neither Borrower nor Lender shall have any rights or obligations under this Agreement until the following conditions have been satisfied or provided for in a manner satisfactory to Lender, in Lender’s sole discretion, or waived in writing by Lender:

(a) This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower and Lender; and Lender shall have received such documents, instruments, agreements, certificates, and legal opinions as Lender shall request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Schedule of Documents as required to be delivered on or before the Closing Date, each in form and substance satisfactory to Lender.

(b) The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects.

(c) No Default or Event of Default shall have occurred and be continuing, nor shall either result from the occurrence of the Closing Date.

(d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the occurrence of the Closing Date shall have been issued and remain in force by any Governmental Authority against Borrower, Great American, Lender, or any of their Affiliates.

(e) No Material Adverse Effect shall have occurred nor shall result from the occurrence of the Closing Date.

(f) Lender shall have received (i) satisfactory evidence that Borrower and Great American have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents, or (ii) an officer’s certificate in form and substance satisfactory to Lender affirming that no such consents or approvals are required.

(g) The organization and capital structure of Borrower shall be acceptable to Lender in its sole discretion.

(h) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated thereby and which, in Lender’s sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

(i) Lender shall have received all necessary credit committee and other internal approvals required for their execution and delivery of the Loan Documents and shall have completed preliminary business, legal, and collateral due diligence, including (i) all requirements related to the Patriot Act, anti-money laundering rules and regulations, and all other “know your customer” requirements with respect to Borrower and Great American and their Affiliates; and (ii) a preliminary collateral audit and review of Borrower’s Books and verification of Borrower’s representations and warranties to the Lender, the results of which shall be satisfactory to Lender.

(j) Lender shall have received a preliminary reference check with respect to Borrower’s senior management, the results of which are satisfactory to Lender in its sole discretion.

(k) Borrower shall have paid all Lender Expenses, including without limitation the fees and expenses of Lender’s legal counsel, incurred in connection with the transactions evidenced by this Agreement.

(l) Lender shall have received evidence satisfactory to it that each of Borrower and Great American has received all consents, licenses, approvals or evidence of other actions required by any Person, including any Governmental Authority, in connection with the execution and delivery by such Borrower or Great American of this Agreement or any other Loan Document to which such Person is a party or with the consummation of the transactions contemplated hereby or thereby.

(m) All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

3.2 Conditions to each Inventory or Other Assets Advance and Letter of Credit. Lender shall not make the Revolving Credit Advance or incur any Letter of Credit Obligations with respect to any Liquidation Sale until the following conditions with respect to such Liquidation Sale and the Liquidation Loan with respect thereto have been satisfied or provided for in a manner satisfactory to Lender, in Lender’s sole discretion, or waived in writing by Lender:

(a) Lender shall have received such documents, information and other materials required to be included with the Liquidation Loan Proposal and such other documents, information and other materials as Lender may reasonably request or are required hereunder, including executed versions of the Liquidation Sales Agreements, executed agreements establishing the Blocked Accounts for such Liquidation Sale, copies of any court orders required for any Merchant which is a party to any Insolvency Proceeding to enter into a Liquidation Sales Agreement and to sell its Inventory and, if applicable, Other Assets in a Liquidation Sale, all in form and substance reasonably satisfactory to Lender.

(b) The inventory taking and verification processes conducted by RGIS or another inventory taking company acceptable to Lender shall have been completed in a manner reasonably satisfactory to Lender; provided, that, so long as all other conditions precedent are satisfied, a portion of a Revolving Credit Advance may be made pursuant to Section 2.1(a)(iii) before the final inventory count has been completed.

(c) Lender shall have received evidence reasonably satisfactory to Lender that licenses (including going out of business sale licenses, if necessary), consents and acknowledgments have been obtained, and filings have been made, or if such licenses, consents and acknowledgments have not been obtained or such filings have not been made, then such licenses, consents and acknowledgments will be obtained and such filings will be made at or before the time they are required, from all Persons whose licenses, consents and acknowledgments or with whom filings may be required, including all requisite Governmental Authorities, with respect to the terms and to the execution, delivery and performance of the Liquidation Sales Agreements, and the performance of this Agreement and the other Loan Documents with respect thereto.

(d) Lender shall have received evidence satisfactory to it that (i) all Liens with respect to the applicable Liquidation Sale, if any, other than those of Lender, upon any of the Collateral with respect to such Liquidation Sales Agreements, have been terminated, released, or assigned to Borrower or Lender, and (ii) in the event there are no Liens on the Retail Inventory and Other Assets, Borrower shall have been granted a security interest in the such Retail Inventory and Other Assets to secure the obligations of the Merchant under the Liquidation Sales Agreements. In either case, all such Liens held by Borrower shall have been assigned to Lender.

(e) Lender shall have received evidence satisfactory to it that the “Merchandise,” as defined in the applicable Agency Agreement or Purchase Agreement, is free of all Liens, other than those of Borrower or Lender.

(f) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, the Liquidation Sales Agreements or the consummation of the transactions contemplated thereby and which, in Lender’s sole judgment, would make it inadvisable to consummate the transactions contemplated thereby this Agreement or any of the other Loan Documents.

(g) The Borrower shall have deposited the Borrower Equity Amount with respect to such Liquidation Sale in the Disbursement Account and Lender shall have received evidence satisfactory to it that any required Expense L/C or other L/C required under the applicable Liquidation Sales Agreement in respect to unpaid installments of the Guaranteed Amount or Purchase Price have been issued and remains outstanding or arranged to be issued. If Lender is incurring Letter of Credit Obligations with respect to the Guaranteed Amount or Purchase Price with respect to such Liquidation Sale, Lender shall have received from Borrower cash collateral or a letter of credit in form, substance and issued by an issuer satisfactory to Lender, in either case in an amount equal to the Borrower Equity Amount with respect to such Liquidation Sale.

3.3 Further Conditions to Each Revolving Credit Advance. Lender shall not be obligated to fund any Revolving Credit Advance (including any Inventory or Other Assets Advance) or incur any Letter of Credit Obligations if, as of the date thereof:

(a) any representation or warranty by Borrower contained herein or in any of the other Loan Documents shall be untrue or incorrect in any material respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; or

(b) any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof and be continuing; or

(c) any Default or Event of Default shall have occurred and be continuing or would result after giving effect to any Revolving Credit Advance or the incurrence of any Letter of Credit Obligations; provided that, if the Default or Event of Default is a payment default, a Default or an Event of Default with respect to Section 4.20, 6.10 or 7.2 of the Credit Agreement, a Default or an Event of Default with respect to the occurrence of an event that has a Material Adverse Effect, in any case, solely with respect to any particular Liquidation Loan, or any other Default or Event of Default solely with respect to a particular Liquidation Loan (other than a Default or an Event of Default that is the result of any fraud, acts in bad faith or intentional breach by Borrower), Lender shall not be obligated to fund any Revolving Credit Advances or incur any Letter of Credit Obligations only with respect to such Liquidation Loan;

(d) Lender has not been paid the Closing Fee prior to or contemporaneously with the initial Revolving Credit Advance to be made hereunder; or

(e) after giving effect to any Revolving Credit Advance, the outstanding principal amount of the Revolving Loan would exceed the Revolving Credit Ceiling.

The request and acceptance by Borrower of the proceeds of any Revolving Credit Advance or the incurrence of any Letter of Credit Obligations, in each case, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 3.3 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Lender’s Liens pursuant to the Collateral Documents.

4.	REPRESENTATIONS AND WARRANTIES

To induce Lender to make, in its sole discretion and with no obligation to do so, the Liquidation Loans and incur Letter of Credit Obligations, Borrower makes the following representations and warranties to Lender, each and all of which shall survive the execution and delivery of this Agreement.

4.1 Limited Liability Company Existence; Compliance with Law. Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof. Borrower (a) is a limited liability company duly organized and validly existing under the laws of its jurisdiction of formation; (b) is duly qualified to conduct business in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its Operating Agreement; and (f) is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.2 Executive Offices; FEIN; Organizational Number. The current location of Borrower’s chief executive office and principal place of business is 21860 Burbank Blvd Suite 300 South, Woodland Hills, CA 91367 and Borrower has not had any other chief executive office or principal place of business. Borrower’s federal employer identification number is 26-3540693 and its organizational number given to it by its jurisdiction of formation is 200828810099. All information set forth on the Perfection Certificate pertaining to Borrower is accurate and complete as of the date hereof; and there has been no change in any of such information from the date on which the Perfection Certificate was signed by Borrower to the Closing Date.

4.3 Company Power, Authorization, Enforceable Obligations. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Borrower’s power as a limited liability company; (b) have been duly authorized by all necessary or proper company action; (c) do not contravene any provision of Borrower’s Operating Agreement; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of Borrower other than those in favor of Lender pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those, if any, referred to in Section 3.1(b) and except for recordings and filings by Lender in connection with the Liens granted to Lender under any of the Loan Documents, all of which will have been duly obtained, made or complied with prior to the Closing Date. Each Loan Document constitutes a legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to its enforceability.

4.4 Material Adverse Effect. All financial statements relating to Borrower and Great American that have been delivered by or on behalf of Borrower pursuant to Article 5 to the Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects Borrower’s financial condition as of the date thereof and results of operations for the period then ended. No event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

4.5 Agreements Entered Into by Borrower. (a) Borrower has not entered into any contract, instrument, or other agreement other than this Agreement, the other Loan Documents, any Liquidation Sales Agreements, any Liquidator Joint Venture Agreements, and any other agreement entered into in the ordinary course of business and necessary to the performance of the foregoing agreements; and (b) Borrower is not in default and, except as previously disclosed to Lender in writing, to the best of Borrower’s knowledge no third party is in default under any of such agreements.

4.6 Ownership of Property; Liens. Borrower owns no property other than (i) the rights under the agreements described in Section 4.5(a), and (ii) the Retail Inventory and/or Other Assets purchased pursuant to a Purchase Agreement, if any. Borrower has good and marketable title to such assets, and none of such assets is subject to any Liens other than Permitted Encumbrances. In addition, there are no facts, circumstances or conditions known to Borrower that may result in any Liens other than those in favor of Lender pursuant to the Loan Documents. The Lender’s Liens against the Collateral are validly created, perfected, and first priority Liens, subject only to Permitted Encumbrances.

4.7 Operations of Borrower; No Employees. Borrower has no employees and operates its business solely through services provided by Great American.

4.8 Ventures, Subsidiaries and Affiliates, and Indebtedness. Borrower has no Subsidiaries, is not engaged in any joint venture or partnership with any other Person, other than pursuant to any Liquidator Joint Venture Agreement, and is not an Affiliate of any other Person except Great American and their respective Affiliates listed on Schedule 4.8; and those natural Persons who may be deemed Affiliates by being managers of the Affiliates listed on Schedule 4.8 (and the same are not required to be listed on such Schedule). Great American is the sole member of Borrower. Borrower has no outstanding indebtedness for borrowed money other than such as may be outstanding under the Revolving Loan.

4.9 Requirements of Law. Borrower is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended. Borrower is not subject to regulation under the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur indebtedness or to perform its obligations hereunder. The making of the Revolving Loan by Lender to Borrower, the incurrence of the Letter of Credit Obligations on behalf of Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Liquidation Sales will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission. Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all requirements of law except where the failure of such compliance will not be reasonably likely to result in a Material Adverse Effect. Borrower has not received any notice of any violation of any requirement of law (other than of a violation which could not be reasonably likely to result in a Material Adverse Effect).

4.10 Margin Regulations. Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). Borrower owns no Margin Stock, and none of the proceeds of the Liquidation Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Liquidation Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. Borrower will not take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

4.11 Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by Borrower have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid). There are no assessments or threatened assessments by the IRS or any other applicable Government Authority currently outstanding. Borrower has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection-of any Charges. None of Borrower or any of its predecessors is liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to Borrower’s knowledge, as a transferee.

4.12 ERISA. Borrower has no employee benefit plans as defined in Section 3(3) of ERISA. None of Borrower or any ERISA Affiliate has taken, or failed to take, any action that has subjected or would subject Borrower to any liability with respect to any employee benefit plan.

4.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of Borrower, threatened against Borrower, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”) that challenges Borrower’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder. There is no Litigation pending or, to the knowledge of Borrower, threatened that seeks damages or injunctive relief or alleges criminal misconduct of Borrower.

4.14 Brokers. No broker or finder acting on behalf of Borrower brought about the obtaining, making or closing of the Revolving Loan, and Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

4.15 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any financial statement, or any other reports from time to time delivered hereunder or any written statement furnished by or on behalf of Borrower to Lender pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4.16 Environmental Matters.

(a) (i) Borrower is not involved in operations nor does it know of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of Borrower; (ii) no notice has been received by Borrower identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of Borrower, there are no facts, circumstances or conditions that may result in Borrower being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (iii) Borrower has provided to Lender copies of all existing environmental reports, reviews and audits and all written information, if any, pertaining to actual or potential Environmental Liabilities.

(b) Borrower hereby acknowledges and agrees that Lender (i) is not now, and has not ever been, in control of any of Borrower’s affairs, and (ii) does not, other than in connection with Lender exercising certain of its rights under the Equity Pledge Agreement after an Event of Default, have the capacity through the provisions of the Loan Documents or otherwise to influence any Borrower’s conduct with respect to the ownership, operation or management of any of its compliance with Environmental Laws or Environmental Permits.

4.17 Deposit and Disbursement Accounts. Schedule 4.17 lists all banks and other financial institutions at which Borrower maintains deposits and/or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

4.18 Government Contracts. None of the Liquidation Sales Agreements is or will be subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.

4.19 Solvency; Fraudulent Transfer.

(a) Both before and after giving effect to (a) the Revolving Credit Advances and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Revolving Credit Advances or Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Revolving Credit Advances pursuant to the instructions of Borrower, (c) any Liquidation Sale and (d) the payment and accrual of all transaction costs in connection with the foregoing, Borrower is Solvent.

(b) No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

(c) No transfer of property is being made by the Borrower without receiving a reasonably equivalent value in exchange for such transfer and the Borrower’s remaining assets are not unreasonably small in relation to its business.

4.20 Liquidation Sales Agreements. Borrower has delivered to Lender complete and correct copies of all existing Liquidation Sales Agreements and Liquidator Joint Venture Agreements (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Neither Borrower nor, to Borrower’s knowledge, any other Person party thereto is in default in the performance or compliance with any provisions thereof. All Liquidation Sales Agreements and Liquidator Joint Venture Agreements comply with, and all Liquidation Sales prior to such time have been consummated in accordance with, all applicable laws. All requisite approvals by Governmental Authorities having jurisdiction over Borrower (or any joint venture of which Borrower is a joint venturer) and, to Borrower’s knowledge, Merchant and other Persons referenced therein, with respect to the transactions contemplated by such Liquidation Sales Agreements or Liquidator Joint Venture Agreements, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by such Liquidation Sales Agreements or Liquidator Joint Venture Agreements or to the conduct by Borrower of its business thereafter. To Borrower’s knowledge, none of the Merchant’s representations or warranties in such Liquidation Sales Agreements contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading. Each of the representations and warranties given by Borrower in such Liquidation Sales Agreements is true and correct in all material respects. Notwithstanding anything contained in such Liquidation Sales Agreements to the contrary, such representations and warranties of Borrower are incorporated into this Agreement by this Section 4.20 and shall, solely for purposes of this Agreement and the benefit of Lender, survive the consummation of the related Liquidation Sale.

4.21 Patriot Act. Borrower is not (nor will it be) a Person with whom the Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury of the United States of America (including, those persons named on the OFAC’s specially designated and Blocked Persons list) or under any similar statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support, or Terrorism) or other governmental action; Borrower is not knowingly engaging in and (shall not knowingly engage in) any dealings or transactions or otherwise associated with such persons. In addition, Borrower hereby agrees to provide the Lender with any additional information that the Lender deems reasonable and necessary from time to time in connection with the transactions contemplated by this Agreement in order to assure compliance with all applicable law, regulations, directives, orders, rulings, or judgments of any Governmental Authority concerning money laundering and similar activities.

4.22 No Events of Default. As of any date of determination, both before and after giving effect to the making of any Revolving Credit Advances or the issuance of any Letters of Credit, there are no Events of Default.

4.23 Use of Proceeds. The proceeds of any Liquidation Loan or any Letter of Credit is neither intended or anticipated to be used nor been used in any way which would cause a breach of Section 2.2 or otherwise result in an Event of Default.

4.24 Investments. On the Closing Date, the Borrower has no Investments, or any agreements or other legally binding commitments made by the Borrower to invest in any Person.

4.25 Indebtedness. Other than the Obligations and any obligations in respect to Liquidation Sale Agreements or Liquidator Joint Venture Agreements, the Borrower has no Indebtedness.

5.	FINANCIAL STATEMENTS AND INFORMATION

5.1 Reports and Notices. Borrower covenants and agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Lender (a) concurrently with the delivery of such information to the applicable Merchant, copies of financial statements, notices, projections and other financial information at the times and in the manner set forth in the Liquidation Sales Agreements with such Merchant, (b) promptly after receipt by Borrower, copies of any notices from any Merchant under or relating to the Liquidation Sales Agreements and (c) copies of any notices delivered to Borrower under any Liquidator Joint Venture Agreement.

5.2 Reports Relating to Liquidation Sales. In addition, Borrower shall provide to Lender the information with respect to each Liquidation Sale described on Schedule 5.2.

5.3 Great American Financial Reports.

(a) As soon as available, but in any event within ninety (90) days after the end of each Fiscal year, Borrower shall deliver to Lender, or cause Great American to deliver to Lender, Consolidated and consolidating financial statements of Great American and its Subsidiaries for each such Fiscal year, audited by independent certified public accountants selected by Borrowers and reasonably acceptable to Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management) together with a certificate of such accountants addressed to Lender stating that such accountants do not have knowledge of the existence of any Default or Event of Default

(b) As soon as available, but in any event within 15 days after the end of each month during each of Great American’s Fiscal years, Borrower shall deliver to Lender, or cause Great American to deliver, each of the following which may be prepared by Great American internally:

(i) a Great American prepared Consolidated and individual balance sheet, income statement, and statement of cash flow covering Great American’s and its Subsidiaries’ operations during such period and comparing the same period during the prior year on a Consolidated, consolidating and individual basis

(ii) a certificate signed by the chief financial officer of Great American to the effect that:

5.3.b.ii.1 the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to Fiscal year-end audit adjustments) and fairly present in all material respects the financial condition of Great American and its Subsidiaries,

5.3.b.ii.2 the representations and warranties of Borrower contained in this Agreement and the other Loan Documents, and of Great American contained in the Great American Guaranty, are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

5.3.b.ii.3 there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or propose to take with respect thereto).

6.	AFFIRMATIVE COVENANTS

Borrower agrees that from and after the date hereof and until the Termination Date:

6.1 Maintenance of Existence and Conduct of Business. Borrower shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a limited liability company, and its rights and franchises necessary to the proper conduct of its business; (b) continue to conduct its business solely for the purpose of conducting Liquidation Sales; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear); and (d) transact business only in its legal name.

6.2 Payment of Obligations.

(a) Subject to Section 6.2(b), Borrower shall pay and discharge or cause to be paid and discharged promptly all Charges and lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

(b) Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 6.2(a); provided, that (a) at the time of commencement of any such contest no Default or Event of Default shall have occurred and be continuing, (b) adequate reserves with respect to such contest are maintained on the books of Borrower, in accordance with GAAP, (c) such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges or claims or any Lien in respect thereof, (d) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (e) no Lien shall be imposed to secure payment of such Charges, (f) Borrower shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower or the conditions set forth in this Section 6.2(b) are no longer met, and (g) Lender has not advised Borrower in writing that Lender reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

6.3 Books and Records. Borrower shall keep adequate Books and records with respect to its business activities, including, without limitation, Books and records relating to all Expenses, in which proper entries, reflecting all financial transactions, are made in accordance with GAAP. All Expenses shall be documented.

6.4 Insurance.

(a) Borrower shall, at its sole cost and expense, maintain or cause any Merchant to maintain, as the case may be, policies of insurance required to be maintained (or caused to be maintained) by Borrower in any applicable Liquidation Sales Agreement, in form and with insurers acceptable to Lender. If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Lender may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable. Lender shall have no obligation to obtain insurance for Borrower or pay any premiums therefor. By doing so, Lender shall not be deemed to have waived any Default or Event of Default arising from Borrower’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Lender and shall be additional Obligations hereunder secured by the Collateral.

(b) Lender reserves the right at any time upon any change in Borrower’s risk profile to require additional forms and limits of insurance to, in Lender’s reasonable opinion, adequately protect both Lender’s interests in all or any portion of the Collateral and to ensure that Borrower is protected by insurance in amounts and with coverage customary for its industry. If requested by Lender, Borrower shall deliver to Lender from time to time a report of a reputable insurance broker, reasonably satisfactory to Lender, with respect to its insurance policies.

(c) Borrower shall deliver to Lender, in form and substance reasonably satisfactory to Lender, endorsements to all policies of insurance naming Lender as loss payee or additional insured, as the case may be, for those policies of insurance under which Borrower is named as an insured. Borrower shall promptly notify Lender of any loss, damage, or destruction to the Collateral, the Retail Inventory, or the Other Assets, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Lender in the collection or handling thereof, Lender shall apply such proceeds to the reduction of the Obligations in accordance with Section 2.8.

6.5 Compliance with Laws. Borrower shall comply with all federal, state, local, and foreign laws and regulations applicable to it, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.6 Supplemental Disclosure. From time to time as may be requested by Lender (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Lender in writing; and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

6.7 Intellectual Property. Borrower will conduct its business and affairs without infringement of or interference with any intellectual property of any other Person.

6.8 Environmental Matters. Borrower shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its property in compliance with all Environmental Laws and Environmental Permits; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its property; (c) notify Lender promptly after Borrower becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any property; and (d) promptly forward to Lender a copy of any order, notice, request for information or any communication or report received by Borrower in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. Borrower shall not be deemed to have a Merchant “within its control” solely because of the provisions of any Liquidation Sales Agreement.

6.9 Further Assurances. Borrower agrees that it shall and shall cause any Merchant to, at Borrower’s expense and upon request of Lender, duly execute and deliver, or cause to be duly executed and delivered, to Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Lender to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document. Without limiting the foregoing, Borrower shall take all actions necessary such that the Liens granted to Lender pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances with respect to the Collateral.

6.10 Liquidation Related Agreements.

(a) Borrower shall comply with all material terms, provisions and conditions of the Liquidation Sales Agreements and Liquidator Joint Venture Agreements, and Borrower shall promptly notify Lender of any breach of or noncompliance with any material terms, provisions, or conditions of any Liquidation Sales Agreement by the applicable Merchant of which Borrower has knowledge or of any Liquidator Joint Venture Agreements by any Person party thereto of which Borrower has knowledge.

(b) Contemporaneously with Borrower’s execution and delivery of any Liquidation Sales Agreement or Liquidator Joint Venture Agreement (or any amendment, modification, waiver, or restatement of any of the foregoing), Borrower shall deliver to Lender a complete copy of such Liquidation Sales Agreement or Liquidator Joint Venture Agreement and a duly executed Collateral Assignment with respect thereto.

6.11 Investment Proceeds, Etc. The proceeds of any Investment from any source in Borrower and any other funds received by Borrower other than from ordinary course business operations (including, without limitation, sales or other dispositions of any Borrower’s assets other than in the ordinary course of Borrower’s business, the proceeds from the issuance of any debt or the incurrence of any Indebtedness by Borrower other than Indebtedness permitted under Section 7.4 hereof, any proceeds from the issuance of membership interests of Borrower after the date hereof, tax refunds, damage awards, or insurance or condemnation proceeds) shall be deposited directly into the Collection Account, provided, however, that notwithstanding the foregoing, Borrower may deposit the Borrower Equity Amount needed for specific Liquidation Sales directly into the Disbursement Account.

6.12 Immediate Notice to Lender. The Borrower shall provide Lender with written notice promptly upon the occurrence of any of the following events, which written notice shall state with reasonable particularity the facts and circumstances of the event for which such notice is being given:

(a) Any change in the Authorized Persons;

(b) Any cessation by Great American or Borrower making payment to its creditors generally as the same become due;

(c) Any failure by Great American or Borrower to pay rent at any location, which failure continues for more than 3 Business Days following the last day on which such rent was payable without more than a minimal adverse effect on Borrower;

(d) Any Material Adverse Effect;

(e) The occurrence of any Default or Event of Default;

(f) Any intention on the part of Borrower or Great American to discharge the Borrower’s or Great American’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity;

(g) Any litigation which, if determined adversely to any member of the Great American Group, could reasonably be expected to result in a Material Adverse Effect;

(h) Any default or dispute under any Liquidation Sales Agreement or any Liquidator Joint Venture Agreement; and

(i) Any acquisition or formation of any Subsidiary of Borrower or any Liquidation Joint Venture involving Borrower.

6.13 Solvency. Great American and Borrower shall be in compliance with Section 4.19 hereof.

6.14 Post-Closing Obligations. Borrower shall comply with each of the obligations set for in Part B of the Closing Letter as set forth therein. Without limitation of the generality of the foregoing, Borrower shall execute and deliver, and shall cause Credit Suisse to execute and deliver, the Credit Suisse Intercreditor Agreement within fifteen (15) days after the Closing Date.

6.15 Loan Proposals.

(a) Borrower shall not engage in any activity except for the conduct of Liquidation Sales (or becoming a joint venturer of any joint venture conducting a Liquidation Sale) that are funded with Liquidation Loans by Lender and other activity incidental thereto. Great American and Borrower agree that Borrower shall not enter into any Agency Agreements, Purchase Agreements, or Liquidator Joint Venture Agreements except for Liquidation Sales which are financed by Lender.

(b) Great American and Borrower agree that, until the Revolving Credit Termination Date, no member of the Great American Group (including, but not limited to, Borrower) shall conduct any going out of business, liquidation or store closing sales with respect to any Retail Inventory or Other Assets of a Merchant which if conducted by Borrower (or any joint venture of which Borrower is a joint venturer) would be a Liquidation Sale or enter into any agreement with any Person that, if entered into by Borrower, would be a Liquidation Sales Agreement or Liquidator Joint Venture Agreement unless:

(i) the “Guaranteed Amount” or “Purchase Price” (as such terms are defined in the applicable agency or purchase agreement) is less than $5,000,000 and not funded from the proceeds of any Indebtedness incurred by Great American or Borrower except, directly or indirectly (as in the form of an advance from Great American to any of its Subsidiaries other than Borrower), from the proceeds of the Parent Working Capital Facility; or

(ii) Great American or any of its Subsidiaries (other than Borrower), funds its obligations with respect to the “Guaranteed Amount” or “Purchase Price” out of Great American’s or such Subsidiary’s cash resources without the use of any Indebtedness (including any Indebtedness derived from the Parent Working Capital Facility).

(c) Borrower has presented Lender with a Liquidation Loan Proposal for such proposed Liquidation Sale, and Lender has determined that it will not provide such Liquidation Loan or has offered alternate terms for such Liquidation Loan which Borrower has rejected, all in a manner consistent with the requirements of Section 2.1(f)

7.	NEGATIVE COVENANTS

Borrower agrees that, without the prior written consent of Lender, from and after the date hereof until the Termination Date:

7.1 Mergers, Subsidiaries, Etc. Borrower shall not directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, (b) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person; provided, that, the acquisition of any assets by Borrower in connection with any Liquidation Sale pursuant to the Liquidation Sales Agreements shall not be violation of this covenant, (c) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

7.2 Liquidation Related Agreements. Borrower shall not amend, modify, supplement, or assent to noncompliance with any material term, provision or condition of any Liquidation Sales Agreements or any Liquidator Joint Venture Agreement without Lender’s prior written consent.

7.3 Investments: Loans and Advances. Borrower shall not make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that, so long as no Default or Event of Default shall have occurred and be continuing, Borrower may make Investments up to $2,000,000 in the aggregate, subject to Control Agreements in favor of Lender or otherwise subject to a perfected security interest in favor of Lender, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior secured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), and (iii) time deposits, maturing no more than 30 days from the date of creation thereof with A Rated Banks.

7.4 Indebtedness. Borrower shall not create, incur, assume or permit to exist any Indebtedness or liabilities, other than with respect to this Agreement, the other Loan Documents, the Liquidation Sales Agreements, except (i) the Liquidation Loans and the other Obligations, and (ii) deferred taxes.

7.5 Affiliate Transactions. Borrower shall not enter into or be a party to any transaction with any Affiliate; provided that, Borrower may make payments thereunder to Great American so long as such payments are not Restricted Payments (unless otherwise allowed hereunder) and are limited to the reimbursement of actual out-of-pocket expenses consistent with the Budget for any Liquidation Sale and may pay or reimburse other Affiliates for their actual, out of pocket costs and expenses (without any mark-up or profit) related to providing goods or services relate to a Liquidation Sale.

7.6 Capital Structure and Business. Borrower shall not (a) make any changes in any of its business objectives or purposes, or any material change in its operations, (b) make any change in its capital structure as described in Section 4.8 or (c) form any Subsidiary.

7.7 Guaranteed Indebtedness. Borrower shall not create, incur, assume or permit to exist any obligation to guaranty any indebtedness or other obligation of any other Person in any manner except by endorsement of instruments or items of payment for deposit to the general account of Borrower.

7.8 Liens. Borrower shall not create, incur, assume or permit to exist any Lien on or with respect to the any of its properties or assets (whether now owned or hereafter acquired) except (i) Liens in favor of Lender pursuant to the Loan Documents, (ii) Liens for taxes not yet due, and (iii) materialmen’s, mechanic’s, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing obligations that are not overdue (collectively, “Permitted Encumbrances”). In addition, Borrower shall not become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Lender as additional collateral for the Obligations.

7.9 Sale of Membership Interests and Assets. Borrower shall not sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including any membership interest (whether in a public or a private offering or otherwise), other than the sale of Retail Inventory or Other Assets in Liquidation Sales pursuant to the Liquidation Sales Agreements. With respect to any disposition of assets or other properties in connection with any Liquidation Sale pursuant to the respective Liquidation Sales Agreements, Lender agrees to release its Lien on such assets or other properties in order to permit Borrower to effect such disposition and shall execute and deliver to Borrower, at Borrower’s expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrower.

7.10 ERISA. Borrower shall not cause or permit any ERISA Affiliate to cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the Internal Revenue Code or Section 302 or 4068 of ERISA.

7.11 Hazardous Materials. Borrower shall not cause nor, to the extent its permission or acquiescence is sought or required, permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the real estate upon which any Liquidation Sale is being held, where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Collateral, Retail Inventory, or Other Assets, other than such violations or impacts which could not reasonably be expected to have a Material Adverse Effect.

7.12 Sale-Leasebacks. Borrower shall not engage in any sale-leaseback, synthetic lease or similar transaction involving any assets.

7.13 Cancellation of Indebtedness. Borrower shall not cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s-length basis and in the ordinary course of its business.

7.14 Restricted Payments. Borrower shall not, directly or indirectly (i) declare, order, pay or make any Restricted Payment or (ii) set aside any sum or property therefore , except Borrower may make payment to Great American in an aggregate amount not exceeding the amount Borrower is entitled to receive in connection with a Liquidation Sale pursuant to Section 2.8 (xii) and the last sentence of Section 2.8.

7.15 Change of Company Name or Location; Change of Fiscal Year. Borrower shall not (a) change its name, or (b) change its chief executive office, principal place of business, other business offices, warehouses or other locations, or the location of its records concerning the Collateral, in any case without at least thirty (30) days prior written notice to Lender and after completing or taking any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, Borrower shall not change its name, identity or structure in any manner which might make any financing or continuation statement filed in connection herewith insufficient or inadequate to comply with the requirements of Section 9-503 of the Code or any other then applicable provision of the Code except upon prior written notice to Lender and after completing or taking any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral. Borrower shall not change, nor suffer or permit Great American to change, its Fiscal year.

7.16 No Speculative Transactions. Borrower shall not engage in any transaction involving commodity options, futures contracts or similar transactions.

7.17 Leases. Borrower shall not enter into any lease.

7.18 Change of Control. Borrower shall not cause, permit, or suffer, directly or indirectly, any Change of Control with respect to Borrower.

7.19 Accounting Methods. Borrower shall not modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding the Collateral or Borrower’s financial condition.

7.20 Suspension. Borrower shall not suspend or go out of a substantial portion of any of its business.

7.21 Benefit Plans. Neither Borrower nor any ERISA Affiliate shall maintain or contribute to any Benefit Plan.

8.	TERM

8.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Revolving Credit Termination Date, and any then outstanding Liquidation Loans and all other Obligations shall be automatically due and payable in full on such date.

8.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Borrower or the rights of Lender relating to any unpaid portion of the Liquidation Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Revolving Credit Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower, and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, however that in all events the provisions of Section 10, the payment of obligations under Sections 2.12 and 2.13, and the indemnities contained in the Loan Documents shall survive the Termination Date.

9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Borrower (i) fails to make any payment of principal of any Liquidation Loan or any of the other Obligations when due and payable, (ii) fails to make any payment of interest or Letter of Credit Fees on any Liquidation Loan when due and payable and the same shall remain unremedied for one (1) Business Day, or (iii) fails to pay or reimburse Lender for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Lender’s demand for such reimbursement or payment of expenses.

(b) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Sections 2.2, 2.6, 6.4 or 7.

(c) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 5, and the same shall remain unremedied for five (5) Business Days or more.

(d) Borrower shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9 and the same shall remain unremedied for a period ending on the first to occur of three days after Borrower shall receive written notice of any such failure from Lender or five (5) Business Days after Borrower shall become aware thereof.

(e) Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Lender by Borrower is untrue or incorrect in any material respect as of the date when made or deemed made.

(f) Any assets of Borrower shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower.

(g) An Insolvency Proceeding is commenced by Great American or Borrower.

(h) An Insolvency Proceeding is commenced against Great American or Borrower and any of the following events occur: (a) such Person consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 30 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of such member, or (e) an order for relief shall have been entered therein.

(i) A notice of Lien, levy, or assessment is filed of record with respect to the assets of Great American or Borrower by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon such member’s assets and the same is not paid on the payment date thereof.

(j) A final judgment or judgments for the payment of money shall be rendered against Borrower or Great American and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

(k) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or Borrower or Guarantor, as the case may be, shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby, unless such security interests ceases to be a valid and perfected first priority security interest or Lien in the Collateral solely by reason of Lender’s act or failure to act.

(l) Great American or the Borrower is enjoined, restrained, or in any way prevented by court order or otherwise from continuing to conduct all or any material part of its business affairs.

(m) There is a default in any other agreement material to the operations of the business of the Borrower or Great American and such default (a) occurs at the final maturity of the obligations thereunder or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the Borrower’s or Great American’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein.

(n) Any material misstatement or misrepresentation exists in any warranty, representation, statement, or Record made to the Lender by Borrower, Great American, or any officer, employee, agent, director (or comparable manager) of Borrower or Great American on behalf of Borrower or Great American.

(o) There occurs an event of default or any other breach under the Great American Guaranty.

(p) There occurs a Change of Control.

(q) The indictment of, or institution of any legal process or proceeding against Great American or Borrower, or any member, officer, director, or senior manager of Great American or Borrower, where the relief, penalties or remedies sought or available include the forfeiture of any property of Great American or Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by Great American or Borrower of its business in the ordinary course or would otherwise result in a Material Adverse Effect.

(r) There occurs an event of default or any other breach by any Person party to any Liquidator Joint Venture Agreements, Liquidation Sales Agreements, Agency Agreements, and Purchase Agreements or any Expense L/C required under any Liquidation Sales Agreement shall not be issued when and as required by such Liquidation Sales Agreement, or shall be cancelled, terminated, or shall be permitted to expire except in accordance with the terms of any Liquidation Sales Agreement.

(s) Any other event shall have occurred that has a Material Adverse Effect.

9.2 Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Lender may exercise any of the rights and remedies of a secured party under the Code and any other rights and remedies provided for in this Agreement or any other Loan Document or otherwise available to it at law or in equity, such rights and remedies to include, without limitation, the following, all of which are authorized by Borrower:

(a) If any Default or Event of Default shall have occurred and be continuing, Lender may without notice suspend this facility with respect to further Revolving Credit Advances and the incurrence of further Letter of Credit Obligations whereupon any further Revolving Credit Advances and Letter of Credit Obligations shall be made or extended in Lender’s sole discretion so long as such Default or Event of Default is continuing.

(b) If any Event of Default shall have occurred and be continuing, Lender may, without notice, (i) terminate this facility with respect to further Revolving Credit Advances and the incurrence of further Letter of Credit Obligations; (ii) except as otherwise expressly provided herein, increase the rate of interest and Letter of Credit Fees applicable to the Liquidation Loans to the Default Rate; (iii) declare all or any portion of the Obligations, including all or any portion of any Liquidation Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; and (iv) exercise any rights and remedies provided to Lender under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 9.1 (f), (g) or (h), all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

(c) If any Event of Default shall have occurred and be continuing and if Lender determines that Borrower is unwilling or unable to conduct any Liquidation Sale as required under the applicable Liquidation Sales Agreement, then Lender may assume control of, and conduct and complete, such Liquidation Sale pursuant to the terms of such Liquidation Sales Agreement.

(d) If any Event of Default shall have occurred and be continuing, Lender may, without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender or any Affiliate thereof (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender or any Affiliate thereof.

(e) If any Event of Default shall have occurred and be continuing, Lender may: (i) hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations; (ii) instruct each Cash Management Bank and any other depositary with whom a DDA subject to a Control Agreement is maintained, to pay any and all balances and deposits in the applicable Cash Management Account or other DDA to the Lender’s Account.

9.3 Remedies Cumulative. The rights and remedies of the Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative and may be exercised simultaneously. The Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver. No delay by the Lender shall constitute a waiver, election, or acquiescence by it.

9.4 Waivers by Borrower. Except as otherwise provided for in this Agreement or by applicable law, Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal and exemption laws.

10.	SUCCESSORS AND ASSIGNS

10.1 This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, Lender and their respective successors and assigns (including a debtor-in-possession on behalf of Borrower), except as otherwise provided herein or therein.

10.2 Borrower shall not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of Lender shall be void.

10.3 Lender (an “Assignor”) may assign and delegate to one or more assignees (each an “Assignee”) all, or any ratable part of all, of the Obligations and the other rights and obligations of the Assignor hereunder and under the other Loan Documents (except that any documents or agreements concerning Bank Products may only be assigned in accordance with their terms); provided, however, that the Borrower may continue to deal solely and directly with such Assignor in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and (B) the Assignor and its Assignee have delivered to Borrower an Assignment and Acceptance substantially in the form of Exhibit 10.3 hereto.

10.4 The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower and Lender with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.	MISCELLANEOUS

11.1 Complete Agreement; Modification of Agreement. This Agreement, together with the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof . This Agreement may not be modified, altered or amended except as set forth in Section 11.2 below.

11.2 Amendments. No amendment, modification, or termination of any provision of this Agreement or any Note, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and Borrower.

11.3 Releases. Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 2.10), termination of the this Agreement and a release of all claims against Lender, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Lender shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.4 Fees and Expenses.

(a) The Borrower shall pay from time to time on demand all costs of collection, Lender Expenses and all reasonable costs, expenses, and disbursements (including reasonable attorneys’ fees and expenses) which are incurred by Lender in connection with the preparation, negotiation, execution, administration and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Obligations.

(b) The Borrower shall pay from time to time on demand all Lender Expenses (including reasonable attorneys’ fees and reasonable attorneys’ expenses) incurred, following the occurrence of any Event of Default, by the Lender.

(c) Borrower authorizes the Lender to pay all such fees and expenses, and in the Lender’s discretion, to add such fees and expenses to the Loan Account.

(d) The undertaking on the part of Borrower in this Section 11.3 shall survive payment of the Obligations and/or any termination, release, or discharge executed by Lender in favor of Borrower, other than a termination, release, or discharge which makes specific reference to this Section 11.3.

11.5 Tax and Expenses. If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 6.4 hereof, obtain and maintain insurance policies of the type described in Section 6.4 and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by the Lender to make similar payments in the future or a waiver by the Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.6 No Waiver. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrower shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver.

11.7 Remedies. Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.8 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.9 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.10 Confidentiality. Lender agrees to use reasonable efforts (equivalent to the efforts Lender applies to maintain as confidential its own confidential information) to maintain as confidential all information provided to it by Borrower and designated as confidential; provided, that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Liquidation Loans and the credit facility evidenced by the Loan Documents; (b) to any bona fide participant or potential participant that has agreed to comply with the covenant contained in this Section 11.10 (and any such bona fide participant or potential participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, in the opinion of Lender’s counsel, required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Lender is a party, or (f) which ceases to be confidential through no fault of Lender. Lender may at any time destroy any documents containing such confidential information.

11.11 CHOICE OF LAW AND VENUE.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SUFFOLK, COMMONWEALTH OF MASSACHUSETTS, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE

LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.11(b).

11.12 Notices. Unless otherwise provided in this Agreement, all notices or demands by Borrower or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as the Borrower or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile (with a confirming receipt from the sending machine) to Borrower or to Lender, as the case may be, at its address set forth below:

If to Borrower:	Great American Group WF, LLC 21860 Burbank, Boulevard, Suite 300 South Woodland Hills, CA 91367 Attn: Paul Erickson Fax No.: (818) 884-2976

With copies to:	Greenberg & Bass LLP 16000 Ventura Blvd., Suite 1000 Encino, CA 91436 Attn: David Adelman Fax No.: (818) 986-6534

If to Lender:	Wells Fargo Retail Finance, LLC One Boston Place, 18th Floor Boston, MA 02108 Attn: Cory Loftus Fax No. (617) 523-4032

with copies to:	Brown Rudnick LLP One Financial Center Boston, MA 02111 Attn: Steven Levine, Esquire Fax No. (617) 856-8201

Lender and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11.10, other than notices by Lender in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

11.13 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

11.14 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis, except as otherwise specifically provided therein or therefor.

11.15 WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.16 Press Releases. Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Lender and without the prior written consent of the Lender unless (and only to the extent that) Borrower or Affiliate is required to do so under applicable law and then, in any event, Borrower or Affiliate will consult with Lender before issuing such press release or other public disclosure. Borrower, on its own behalf and on behalf of its Affiliates, consents to the publication by Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Borrower’s or Affiliate’s name, product photographs, logo or trademark. Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof. Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.17 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of

Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.18 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.19 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.20 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Lender.

11.21 Intentionally Deleted.

11.22 Right of Set-Off. Any and all deposits or other sums at any time credited by or due to Borrower from Lender or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for any and all Obligations of Borrower to Lender or any Participant or such Affiliate and may be applied or set off against Obligations and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to Lender or Participant.

11.23 Pledges To Federal Reserve Banks. Nothing included in this Agreement shall prevent or limit Lender, to the extent that Lender is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341) from pledging all or any portion of Lender’s interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the Lender from any of its obligations hereunder or under any of the Loan Documents.

11.24 USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, Great American, and their respective Subsidiaries, which information includes the name and address of Borrower, Guarantor, and such Subsidiary, and other information that will allow Lender to identify Borrower, Great American, and such Subsidiary in accordance with the Act. Borrower, Great American, and their Subsidiaries are in compliance, in all materials respects, with the Patriot Act. No part of the proceeds of any Liquidation Loan will be used by the Borrower, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

11.25 No Joint Venture. Nothing contained herein shall be deemed or construed to create a partnership or joint venture between Borrower and Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

GREAT AMERICAN GROUP WF, LLC,
a California limited liability company

By:	/s/ Harvey M. Yellen
Harvey Yellen
Its:	Manager

By:	/s/ Andrew Gumaer
Andrew Gumaer
Its:	Manager

[Great American Credit Agreement Signature Page]

WELLS FARGO RETAIL FINANCE, LLC

By:	/s/ Cory Loftus
Name:	Cory Loftus
Duly Authorized Signatory

[Great American Credit Agreement Signature Page]

ACKNOWLEDGMENT AND AGREEMENT

The undersigned hereby acknowledges and agrees to the first offer provisions set forth in Section 2.1(f)(i); and the indemnity provisions set forth in Section 2.10(b); and agrees to cause Borrower, and take all action necessary to permit Borrower to, comply with all reporting requirements set forth in Article 5 of the foregoing Credit Agreement.

GREAT AMERICAN GROUP, LLC,
a California limited liability company

By:	/s/ Harvey M. Yellen
Harvey Yellen
Its:	Manager

By:	/s/ Andrew Gumaer
Andrew Gumaer
Its:	Manager

[Great American Credit Agreement Signature Page]

ANNEX A

to

CREDIT AGREEMENT

SCHEDULE OF DOCUMENTS

1.	Credit Agreement With Annexes, Exhibits and Schedules

2.	Security Agreement

3.	Revolving Credit Note

4.	Great American Guaranty

5.	Cash Management Agreements

6.	Equity Pledge Agreement (post-closing)

7.	Letter Agreement among Credit Suisse, Great American, Borrower, Great American Group CS, LLC, and Lender.

8.	Intercreditor Agreement (post-closing)

9.	Letter Agreement With GECC (post-closing)

10.	Perfection Certificate

11.	Officer’s Closing Certificate for Borrower and Guarantor

12.	Solvency Closing Certificate

13.	Closing Statement and Memorandum and Disbursement Letter

14.	Ucc-1 Financing Statement for Borrower and Authorization Letter

15.	Search Results (UCC, State and Federal Tax Liens, Litigation, Bankruptcy, Litigation and Judgments) for Borrower and Guarantor

16.	Commercial Property and Casualty (All-risk) and Commercial General Liability Insurance Certificates naming Wells Fargo Retail Finance, LLC as additional insured and loss payee (as to property and casualty) with Standard Loss Payment Endorsement

17.	Opinion of Borrower’s & Guarantor’s Counsel

18.	Foreign Good Standing for Borrower for each state doing business in

19.	Good Standing Certificate of Borrower

20.	Certified Articles of Organization of Borrower

21.	Certificates of Secretary of Borrower as to Charter, Borrowing Resolutions, Incumbency, and Operating Agreement

22.	Foreign good standings for Guarantor for each state doing business in

23.	Good Standing Certificate of Guarantor

24.	Certified Articles of Organization of Guarantor [post-closing]

25.	Certificate of Secretary of Guarantor as to Charter, Borrowing Resolutions, Incumbency, and Operating Agreement

26.	Collateral Assignment Documents (if any at Closing)

•	Liquidator Joint Venture Agreements

•	Agency Agreements

•	Purchase Agreements

27.	Certified Copies of any existing:

•	Liquidator Joint Venture Agreements

•	Agency Agreements

•	Purchase Agreements

28.	UCC-11 Search

ANNEX B (Section 2.1)

to

CREDIT AGREEMENT

LETTERS OF CREDIT.

In connection with and subject to the terms and conditions of that certain Credit Agreement, dated as of October 21, 2008, by and between Great American Group WF, LLC, a California limited liability company (“Borrower”) and Wells Fargo Retail Finance, LLC, a Delaware limited liability company (“Lender”), Lender may issue or cause to be issued Letters of Credit to Borrower, subject to the terms and conditions set forth in this Annex B to the Credit Agreement. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

Section 1. Letters of Credit Generally.

(a) Subject to the terms and conditions set forth herein, (A) the Lender, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, may issue Letters of Credit for the account of the Borrower or may request that an Underlying Issuer agree to issue Letters of Credit in its sole discretion and if such Underlying Issuer does so issue a Letter of Credit, the Lender may undertake to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to such Letters of Credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is [Wells Fargo][Full entity name]) for the account of Borrower, and to amend or extend Letters of Credit previously issued, in accordance with Section 2 below; provided that after giving effect to the issuance of any requested Letter of Credit, (x) the aggregate Liquidation Loans shall not exceed the Revolving Loan Ceiling, (y) L/C Usage shall not exceed the Letter of Credit Sublimit, and (z) the expiry date of the proposed Letter of Credit is no later than thirty (30) days prior to the Revolving Credit Termination Date (the “Letter of Credit Expiration Date”). Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the issuance or amendment so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit may be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) No Letter of Credit shall be issued, if:

(i) the expiry date of such requested Letter of Credit would occur later than the date set forth for the maturity of Liquidation Loans under Section 2.3 of the Credit Agreement unless the Lender has otherwise approved such expiry date in its sole discretion; or

(ii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the Letter of Credit Expiration Date.

(c) No Letter of Credit shall be issued without the prior consent of the Lender if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit, or any applicable law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally;

(iii) such Letter of Credit is to be denominated in a currency other than Dollars; provided that if the Lender, in its sole discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrower of the honoring of any drawing under such Letter of Credit shall be paid in Dollars; or

(iv) The Lender or Underlying Issuer shall not amend any Letter of Credit if the Lender or Underlying Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Section 2. Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Lender in the form of a Notice of Letter of Credit Request in form and substance satisfactory to the Lender, appropriately completed and signed by an Authorized Person. Any Notice of Letter of Credit Request or other document delivered hereunder that is signed by an Authorized Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action and such Authorized Person shall be conclusively presumed to have acted on behalf of the Borrower. Such Notice of Letter of Credit Request must be received by the time required under Section 2.1(e) of the Credit Agreement. In the case of a request for an initial issuance of a Letter of Credit, such Notice of Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter- of Credit, such Notice of Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Lender: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Lender may require in its sole discretion. Additionally, the Borrower shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may reasonably require.

(b) If the Borrower so requests in any applicable Notice of Letter of Credit Request, the Lender, in its sole and absolute discretion, may issue a standby letter of credit (a “Standby Letter of Credit”) that has automatic extension provisions (each, an “Auto- Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lender may extend such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, if (A) the Lender has determined that it would not be permitted, or would have no obligation, at such time to cause the issuance of such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) or (c) of Section 1 of this Annex or otherwise), or (B) one or more of the applicable conditions specified in Section 3.3 of the Credit Agreement is not then satisfied.

(c) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will make available to the Borrower a true and complete copy of such Letter of Credit or amendment.

Section 3. Drawings and Reimbursements.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the Borrower;

provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to any such payment or other Letter of Credit Obligations. Not later than 1:00 p.m. on the date of any payment by the Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Lender in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Lender by such time, the Borrower shall be deemed to have requested a Revolving Credit Advance to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”) subject to the Revolving Loan Ceiling and the conditions set forth in Section 3.3 of the Credit Agreement. Any notice given by the Lender pursuant to this Section 3(a) be given by telephone or electronic means.

(b) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Advance at the Base Rate because the conditions set forth in Section 3.3 of the Credit Agreement cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Lender a Borrowing in the amount of the Unreimbursed Amount that is not so refinanced (such Borrowing, an “L/C Borrowing”), which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

Section 4. Obligations Absolute.

The obligation of the Borrower to reimburse the Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing and all other Letter of Credit Obligations shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including this Annex) under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, provided that the Lender has acted commercially reasonably;

(d) any payment by the Lender or Underlying Issuer, as applicable, under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender or Underlying Issuer, as applicable, under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower; or

(f) the fact that any Default or Event of Default shall have occurred and be continuing.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and Underlying Issuer and their respective correspondents unless such notice is given as aforesaid.

Section 5. Nature of Lender’s Duties.

Each of Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Lender and Underlying Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Lender nor the Underlying Issuer nor their respective officers, directors, employees, agents, attorneys, and attorneys-in-fact nor any of their respective correspondents, participants or assignees shall be liable for (i) any action taken or omitted in the absence of a breach of this Agreement, violation of applicable law, gross negligence or willful misconduct; (ii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender nor the Underlying Issuer nor their respective officers, directors, employees, agents, attorneys, and attorneys-in-fact nor any of their correspondents, participants or assignees shall be liable or responsible for any of the matters described in clauses (a) through (e) of Section 4 of this Annex; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Lender, and the Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Lender’s breach of this Agreement, violation of applicable law, willful misconduct or gross negligence or the Lender’s or Underlying Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender or Underlying Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the Lender or Underlying Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and the Lender or Underlying Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Section 6. Underlying Letters of Credit.

Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit. Borrower understands that the L/C Undertakings may require Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender harmless with respect to any loss, cost, expense (including reasonable and documented attorneys’ fees), or liability incurred by the Lender under any L/C Undertaking as a result of the Lender’s indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Lender.

(a) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(b) Any and all charges, commissions, fees, and costs incurred by the Lender relating to Underlying Letters of Credit shall be Lender Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is 0.50% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

Section 7. Fees and Expenses.

Borrower agrees to pay to Lender, as compensation to Lender for each outstanding Letter of Credit (i) all Lender Expenses on account of such Letter of Credit, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to three percent (3.00%) per annum multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Lender in arrears on the first day of each month.

Section 8. Increased Cost.

If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(a) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(b) there shall be imposed on the Underlying Issuer or Lender any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Underlying,- Issuer or Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Underlying Issuer or Lender, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Lender may specify to be necessary to compensate for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate hereunder. The determination by Underlying Issuer or Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

Section 9. Cash Collateral.

If, as of the Letter of Credit Expiration Date, any Letter of Credit Obligations for any reason remain outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then extant Letter of Credit Obligations. For purposes of this Section, “Cash Collateralize” means to pledge and deposit with or deliver to the Lender, as collateral for the Letter of Credit Obligations, cash or deposit account balances in an amount equal to 105% (in the case of Letters of Credit denominated in a currency other than Dollars in an amount at least equal to 110%) of the then extant Letter of Credit Obligations, pursuant to documentation in form and substance satisfactory to the Lender. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo or an account maintained by the Lender. If at any time the Lender determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Lender or that the total amount of such funds is less than the aggregate Letter of Credit Obligations, the Borrower will, forthwith upon demand by the Lender, pay to the Lender, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate amount outstanding over (y) the total amount of funds, if any, then held as Cash Collateral that the Lender determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the Lender and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

Section 10. Documentary and Processing Charges Payable to Lender.

The Borrower shall pay to the Lender the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

Section 11. Consignment of Bill of Lading.

The Borrower shall upon the request of the Lender consign to the Lender any bill of lading of any Collateral which is supported by a Letter of Credit issued by the Lender.

Section 12. Conflict with Issuer Documents.

In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

EXHIBIT 2.1-1

to

CREDIT AGREEMENT

FORM OF NOTICE OF REVOLVING CREDIT ADVANCE

Reference is made to that certain Credit Agreement dated as of October     , 2008 (including all annexes, exhibits, and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and between the undersigned (“Borrower”) and Wells Fargo Retail Finance, LLC (“Lender”). Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

Borrower hereby gives irrevocable notice, pursuant to Section 2.1 of the Credit Agreement, of its request for a Revolving Credit Advance to be made on [ Date ] in the aggregate amount of $[            ].

Borrower hereby (i) represents and warrants that all of the conditions contained in Sections 3.2 and 3.3 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the Revolving Credit Advance requested hereby, before and after giving effect thereto and to the application of the proceeds therefrom; and (ii) reaffirms the continuation of Lender’s Liens pursuant to the Collateral Documents.

Borrower acknowledges that as provided in the Credit Agreement: (i) the Lender has no obligation to make any Inventory Advance or Other Assets Advance; (ii) Lender’s determination as to whether to make any Inventory Advance or Other Assets Advance is purely discretionary and the Lender may elect not to make any Inventory Advance or Other Assets Advance requested hereunder for any or no reason; and (iii) the making by Lender of any Inventory Advance or Other Assets Advance requested hereunder shall not obligate, or represent a commitment or promise by the Lender, to make any future Inventory Advance or Other Assets Advance.

IN WITNESS WHEREOF, Borrower has caused this Notice of Revolving Credit Advance to be executed and delivered by its duly authorized officer as of the date first set forth above.

GREAT AMERICAN GROUP WF, LLC,

By:

Name:

Title:

EXHIBIT 2.1-2

to

CREDIT AGREEMENT

FORM OF NOTICE OF LETTER OF CREDIT REQUEST

Reference is made to that certain Credit Agreement dated as of October     , 2008 (including all annexes, exhibits, and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and between the undersigned (“Borrower”) and Wells Fargo Retail Finance, LLC (“Lender”). Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

Borrower hereby gives irrevocable notice, pursuant to Section 2.1 of the Credit Agreement, of its request for Lender to incur Letter of Credit Obligations on [ Date ] in the aggregate amount of $[            ] by causing a Letter of Credit to be issued for Borrower’s account in the form attached hereto as Exhibit A.

Borrower hereby (i) represents and warrants that all of the conditions contained in Sections 3.2 and 3.3 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the incurrence of the Letter of Credit Obligations requested hereby, before and after giving effect thereto and to the application of the proceeds therefrom; and (ii) reaffirms the continuation of Lender’s Liens pursuant to the Collateral Documents.

Borrower acknowledges that as provided in the Credit Agreement: (i) the Lender has no obligation to issue, or cause Underlying Issuer to issue, any Letter of Credit; (ii) Lender’s determination as to whether to issue, or cause Underlying Issuer to issue, any Letter of Credit is purely discretionary and the Lender may elect not to issue, or cause Underlying Issuer not to issue, any Letter of Credit for any or no reason; and (iii) the issuing by Lender or Underlying Issuer of any Letter of Credit requested hereunder shall not obligate, or represent a commitment or promise by the Lender or Underlying Issuer, to issue any other requested Letter of Credit.

IN WITNESS WHEREOF, Borrower has caused this Notice of Letter of Credit Request to be executed and delivered by its duly authorized officer as of the date first set forth above.

GREAT AMERICAN GROUP WF, LLC,

By:

Name:

EXHIBIT 2.1(a)(i)

to

CREDIT AGREEMENT

(FORM OF) LIQUIDATION LOAN PROPOSAL

Reference is made to that certain Credit Agreement dated as of October     , 2008 by and between the undersigned (“Borrower”) and Wells Fargo Retail Finance, LLC (“Lender”) (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

The undersigned, being the [                    ] of Borrower, hereby certifies that the information provided herein is true and correct in all material respects based on the information provided by the Merchant to Borrower.

1.	GENERAL INFORMATION REGARDING MERCHANT AND INVENTORY

(a)	Name of Merchant

(b)	Anticipated Gross Inventory Amount at Retail	$

(c)	Anticipated Gross Inventory Amount at Cost	$

(d)	Anticipated Guaranteed Amount ( % of Gross Inventory Amount at Retail)	$

2.	AMOUNT REQUESTED FOR LIQUIDATION LOAN

(a)	Proposed Borrower Equity Percentage	%

(b)	Proposed Inventory or Other Assets Advance Rate	%
2(a) + 2(b) = 100%

(c)	Choose One of the Following Amounts To Be Used For Calculation:

	(i) Guaranteed Amount	$

	(ii) Purchase Price	$

	(iii) Other Agreed Amount to Be Delivered by Borrower to Merchant	%

Or

	(iv) Letter of Credit Amount	$

(d)	Borrower Equity Amount	%

2(a) x 2(c)

(e)	If 2(c)(i), (ii) or (iii) applies, then

Inventory Advance/Other Assets Advance 2(b) x 2(c)%

IN WITNESS WHEREOF, the undersigned has executed and delivered this Liquidation Loan Proposal as of the date first set forth above.

GREAT AMERICAN GROUP WF, LLC,

By:

Name:

Title:

EXHIBIT 2.1(a)(ii)

to

CREDIT AGREEMENT

FORM OF NOTICE OF LENDER’S INTENTION TO [MAKE

REVOLVING CREDIT ADVANCE]/[INCUR LETTER OF CREDIT

OBLIGATIONS]

Reference is made to that certain Credit Agreement dated as of October     , 2008 (including all annexes, exhibits, and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and between the undersigned (“Borrower”) and Wells Fargo Retail Finance, LLC (“Lender”). Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

1.	In response to borrower’s liquidation loan proposal dated as of [ Date ], lender hereby gives notice, pursuant to Section 2.1(f)(ii) of the credit agreement, of its intention to [make a revolving credit advance]/[incur letter of credit obligations] to be made on [ Date ] on the following terms:

a.	the total aggregate amount of such [Revolving Credit Advance]/[Letter of Credit Obligations] shall be $[ ];

b.	[the interest rate applicable to such Revolving Credit Advance shall be [ %]]/[a Letter of Credit Fee of % [not less than 3%]];

c.	the Maturity Date of the [Revolving Credit Advance]/[Letter of Credit Obligations] shall be [ Date ]; and

d.	the Success Fee Percentage in connection with this [Revolving Credit Advance]/[Letter of Credit Obligations] such shall be %.

2.	Lender shall not have any obligation to [make a Revolving Credit Advance]/[incur Letter Of Credit Obligations] unless Borrower has timely provided to Lender a signed acknowledgement of this letter as provided herein pursuant to Section 2.1(f)(ii) of the Credit Agreement and Lender is otherwise satisfied that all conditions precedent set forth at Section 3.2 and 3.3 of the Credit Agreement have been satisfied pursuant to such Sections.

3.

Notwithstanding Lender’s offer herein to [extend the requested Revolving Credit Advance]/[incur the requested Letter Of Credit Obligations], Borrower is advised that as provided in the Credit Agreement: (i) the Lender has no obligation to make any Inventory Advance or Other Assets Advance or to incur any Letter Of Credit Obligations; (ii) Lender’s determination as to whether to make any Inventory Advance or Other Assets Advance or to incur any Letter Of Credit Obligations is purely discretionary and the Lender may elect not to make any Inventory Advance or Other Assets Advance or incur any Letter Of Credit Obligations requested hereunder for any or no reason; and (iii) the making by Lender of any Inventory Advance or Other Assets Advance or the incurrence of any Letter Of Credit Obligations requested hereunder shall not obligate, or represent a commitment or promise by the Lender, to make any future Inventory Advance or Other Assets Advance or to incur any future Letter Of Credit Obligations.

IN WITNESS WHEREOF, Lender has caused this notice to be executed and delivered by the undersigned as of the date first set forth above.

WELLS FARGO RETAIL FINANCE, LLC

By:

Name:

Title:

EXHIBIT 2.1(e)

to

CREDIT AGREEMENT

SECURED PROMISSORY NOTE

SECURED PROMISSORY NOTE

Up to $75,000,000	Boston, Massachusetts
October 21, 2008

FOR VALUE RECEIVED, the undersigned, GREAT AMERICAN GROUP WF, LLC, a California limited liability company (“Borrower”), hereby promises to pay to the order of WELLS FARGO RETAIL FINANCE, LLC (“Lender”), or its assigns, at its address at One Boston Place, 18th Floor, Boston, Massachusetts 02108 or at such other place as Lender may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of SEVENTY FIVE MILLION DOLLARS ($75,000,000), or if less, the aggregate unpaid principal amount of any Liquidation Loans (as defined in the Credit Agreement, as hereinafter defined).

All capitalized terms, unless otherwise defined herein, shall have the meanings assigned to them in the Credit Agreement dated as of October 21, 2008 (as the same may be subsequently amended, restated or otherwise modified, the “Credit Agreement”) by and between Borrower and Lender. This Secured Promissory Note is issued pursuant to the Credit Agreement and is entitled to the benefit and security of the Loan Documents provided for therein, to which reference is hereby made for a statement of all of the terms and conditions under which the Liquidation Loan evidenced hereby is made and to be repaid. All of the terms, covenants and conditions of the Credit Agreement and all other instruments evidencing or securing the indebtedness hereunder, including the Loan Documents, are hereby made a part of this Secured Promissory Note and are deemed incorporated herein in full. The date and amount of each Liquidation Loan made by Lender to Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Lender on its books; provided, that the failure of Lender to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Secured Promissory Note with respect to the Liquidation Loans made by Lender to Borrower.

The Lender’s books and records concerning Liquidation Loans, the accrual of interest thereon, and the repayment of such Liquidation Loans, shall be prima facie evidence of such indebtedness to the Lender hereunder.

The principal amount of the indebtedness from time to time evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement and, if not sooner paid in full, on the Revolving Credit Termination Date. Interest on the outstanding principal amount of this Secured Promissory Note shall be paid until such principal amount is paid in full at such rates of interest, including the Default Rate, if applicable, and at such times as are specified in the Credit Agreement.

If any payment or prepayment on this Secured Promissory Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon the occurrence and during the continuance of any Event of Default, this Secured Promissory Note may, as provided in the Credit Agreement, without demand, notice or legal process of any kind, be declared, and upon such declaration immediately shall become, or upon certain circumstances set forth in the Credit Agreement may become without declaration, due and payable.

No delay or omission by the Lender in exercising or enforcing any of its powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any default hereunder shall operate as a waiver of any other default hereunder, nor as a continuing waiver.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of money advanced hereunder exceed the Maximum Lawful Rate. If a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the Maximum Lawful Rate, then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Section 2.4 of the Credit Agreement, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of Section 2.4(g) of the Credit Agreement, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.8 of the Credit Agreement and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Lender with respect to this Secured Promissory Note and/or any Collateral given to secure this Secured Promissory Note or any extension or other indulgence with respect to any other liability or any Collateral given to secure any other liability of the Borrower or any other person obligated on account of this Secured Promissory Note.

This Secured Promissory Note shall be binding upon the Borrower, and upon its respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

Wherever possible each provision of this Secured Promissory Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Secured Promissory Note shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Secured Promissory Note.

Time is of the essence of this Secured Promissory Note. To the fullest extent permitted by applicable law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, notes, commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.

The Borrower authorizes Lender to complete this Secured Promissory Note if delivered incomplete in any respect.

This Secured Promissory Note is delivered to the Lender, at the principal offices of the Lender in Boston, Massachusetts, shall be governed by the laws of the Commonwealth of Massachusetts.

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understand that the Lender, in the establishment and maintenance of the its relationship with the Borrower contemplated by this Note, is relying thereon. THE BORROWER, TO THE EXTENT ENTITLED THERETO, WAIVES ANY PRESENT OR FUTURE RIGHT OF THE BORROWER OR OF ANY OTHER PERSON LIABLE TO THE LENDER ON ACCOUNT OF OR IN RESPECT TO THIS NOTE, TO A TRIAL BY JURY IN ANY CASE OR CONTROVERSY RELATING TO THIS NOTE IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER AS PARTY LITIGANTS), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT TO, THIS NOTE.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

GREAT AMERICAN GROUP, LLC,
a California limited liability company

By:
Harvey Yellen
Its:	Manager

By:
Andrew Gumaer
Its:	Manager

SCHEDULE A

to

CREDIT AGREEMENT

BORROWER’S AUTHORIZED REPRESENTATIVES

Harvey M. Yellen, Manager

Andrew Gumaer, Manager

Paul Erickson, CFO

Mark Naughton, General Counsel

SCHEDULE 2.1

to

CREDIT AGREEMENT

LENDER REPRESENTATIVE

(for Delivery of Notice of Revolving Credit Advance or Notice of Letter of Credit Request)

WELLS FARGO RETAIL FINANCE, LLC

One Boston Place, 18th Floor

Boston, MA 02108

Attn: Cory Loftus

Fax No. (617) 523-4032

Telephone (617) 854-7259

SCHEDULE 2.1(a)(i)

to

CREDIT AGREEMENT

Due Diligence Requirements for Each

Proposed Revolving Credit Advance and Letter of Credit

(i)	Company Background:

a.	Retail locations, inventories (including size, type, brands, quality) and competitive environment;

b.	Description of liquidation transaction strategy;

c.	ROI and profit expectation;

d.	Risk analysis and comparable deals conducted by Great American; and

e.	System review and cash management review.

(ii)	Proposal Letter.

(iii)	Agency Agreement or Purchase Agreement, as the case may be, and Exhibits.

(iv)	Liquidator Joint Venture Agreement, if applicable.

(v)	Form of Letter of Credit.

(vi)	Proposed Cash Management Structure.

(vii)	Operating Pro Forma.

(viii)	Investment Matrix.

(ix)	Sales Plan/Phasing Schedule.

(x)	Store Locations.

(xi)	Store Detail Expense Information by Week.

(xii)	Analysis of Inventory Composition and Margin Dilution.

(xiii)	Weekly Cash Flow.

(xiv)	Summary of Field Reports (including lists of representative locations observed).

SCHEDULE 2.6

to

CREDIT AGREEMENT

CASH MANAGEMENT BANKS AND ACCOUNTS

None

SCHEDULE 4.8

to

CREDIT AGREEMENT

Great American Group

Subsidiaries & Affiliates

October 2008

SCHEDULE 4.17

to

CREDIT AGREEMENT

DEPOSIT AND DISBURSEMENT ACCOUNTS.

Shoe Pavilion Depository Account	[xxxxxxxxxx]
Great American Group WF operating account	[xxxxxxxxxx]
Great American Group WF controlled account	[xxxxxxxxxx]

SCHEDULE 5.2

to

CREDIT AGREEMENT

Reporting Requirements for Each Liquidation Sale

(i)	Daily/Weekly Sales/Cash Reports, as determined by Lender, with Inventory Balance.

(ii)	Weekly Expense Analysis (Actual v. Budget).

(iii)	Within two (2) weeks after final sales date, Preliminary P&L Statement of Liquidation Sale.

(iv)	Within sixty (60) days after final sales date, Final P&L Statement of Liquidation Sale (including final reconciliation) and Comparative Analysis Against Budget.

(v)	As soon as available, inventory valuation performed by RGIS or equivalent.

(vi)	On the first day of each month, a report setting forth a description of: (1) all Liquidation Sales not funded by a Liquidation Loan hereunder but otherwise conducted by Borrower, or a joint venture of which Borrower is a joint venturer, or (2) all other liquidation sales conducted by any Affiliate of Borrower, or any joint venture of which such Affiliate is a joint venturer, which if conducted by Borrower (or any joint venture of which Borrower is a member) would constitute a Liquidation Sale hereunder, together with, in both cases, a description of the source or sources of financing for Borrower’s or its Affiliate’s obligations with respect to the Liquidation Sales Agreements (or the functional equivalent thereof in respect of any Affiliate of Borrower) entered into by Borrower or such Affiliate.